Exhibit 99.1

CLARKE AMERICAN CORP.

PART I

Item 1.	Business

Clarke American Corp. was incorporated in Delaware on October 19, 2005. In this annual report, unless the context otherwise requires, ‘‘Clarke American,’’ ‘‘the Company,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our’’ refers to Clarke American Corp. and its subsidiaries. Clarke American Corp. is a holding company that conducts its operations through its indirect wholly owned subsidiaries, Clarke American Checks, Inc., Checks In The Mail, Inc., and B²Direct, Inc.

On December 15, 2005, M & F Worldwide Corp. acquired the issued and outstanding shares of Novar USA Inc., which we refer to as ‘‘Novar’’ from Honeywell International Inc. for a purchase price of $800.0 million in cash, subject to a post-closing working capital adjustment. Clarke American Corp. is the successor by merger to Novar.

Company Overview

We are one of the three largest providers of checks and check-related products and services in the United States based on revenues, and a leading provider of direct marketing services to financial institutions. We serve financial institutions through the Clarke American and Alcott Routon brands and consumers and businesses directly through the Checks In The Mail and B2Direct brands. Clarke American has an industry leading reputation for quality and has won several third party and customer awards.

Clarke American’s two business segments are the Financial Institution division (84% of its revenues for the year ended December 31, 2005) and the Direct-to-Consumer division (16% of its revenues for the year ended December 31, 2005). Customers ordering through the Financial Institution division order checks from Clarke American’s financial institution clients, and Clarke American manages that check order process on their behalf. The Direct-to-Consumer division serves customers who prefer to order checks directly from a check provider.

Clarke American’s products primarily consist of checks and check-related products, such as deposit tickets and checkbook covers, and Clarke American provides related delivery services. Clarke American also offers specialized direct marketing services to its financial institution partners and other enterprises. Clarke American manages customer orders on behalf of its financial institution clients through its contact centers or its websites, which are the preferred channels for orders. Orders received through preferred channels generally produce higher revenue than orders received from Clarke American’s other channels, and Clarke American has been successful in working with financial institutions to migrate their customers to these preferred channels. Financial institutions recognize consumer checking accounts as one of the primary relationships with their customers, which they use to sell services such as credit cards, financing and investment services, and to improve customer retention. Clarke American has developed an expertise in partnering with financial institutions to add value to the customer checking account relationship on behalf of financial institutions by:

•	improving customer satisfaction through consistent product quality and expertise in matching customer preferences with the right product and delivery options;

•	expanding customer relationships through cross-selling and up-selling checks and related financial products on behalf of its financial institution clients; and

•	leveraging Clarke American’s integration with its financial institution clients’ checking account processes to improve their customer service and operational efficiencies.

Industry

Clarke American’s management believes the U.S. check market is the largest in the world. The check industry has two main segments: the market for check products and related services sold through financial institutions, which we refer to as the financial institution segment, and the market for check products and related services sold directly to consumers and business, which we refer to as the direct segment. We compete in these market segments primarily with Deluxe Corporation, John H. Harland Company and Custom Direct.

We believe the number of checks printed is driven by the number of checks written, the number of new checking accounts opened and reorders reflecting changes in consumers’ personal situations, such as name or address. Checks written remain the largest form of non-cash payment in the U.S., representing more transactions than credit and debit transactions combined. According to the 2004 Federal Reserve Payments Study, the total number of all non-cash payments (including checks and electronic payments) in the U.S. has increased from approximately 72.5 billion in 2000 to approximately 81.2 billion in 2003. According to Global Concepts, Inc., an independent consulting firm hired by the Federal Reserve to analyze check writing patterns, the number of checks written has declined approximately 4.0% annually from 2000 to 2003, and is forecast to decline by approximately 3.7% annually from 2004 to 2009.

The Financial Institution Division

The Financial Institution division provides checks and check-related services to financial institutions and to the account holders of such financial institutions. Clarke American serves this customer segment through its Clarke American and Alcott Routon brands. In 2005, Clarke American derived approximately 84% of its revenues and 91% of its operating income from this segment.

We serve an extensive installed base of financial institution clients, including:

•	large national and regional commercial banks with extensive retail branch networks;

•	securities firms that serve high wealth clients nationally; and

•	community banks and credit unions.

Clarke American offers its financial institution clients a complete line of standard and specialized check products and accessories. Clarke American earns product and delivery fees from each client, who in turn earns a mark-up on the final sale to an account holder or customer. As a result, Clarke American’s clients benefit from the sale of products and accessories along with Clarke American. In addition, Clarke American also provides complete fulfillment, including delivery to the end-user and offers check users the option to place orders directly through its contact centers and websites as opposed to placing orders through client branches or by way of mail order forms. Furthermore, Clarke American also provides marketing services for its financial institution clients. By relying on Clarke American for these day-to-day services, its financial institution clients are able to focus on their core activities, while also providing account holders with Clarke American’s high-quality products and services.

Products and Services

    Checks and Check-Related Products and Services

In addition to offering basic personal checks, Clarke American also offers customized check products and services. Specialized check products include increasingly popular checks customized with licensed designs and characters, such as cartoon characters, collegiate designs and photographs. Clarke American also offers accessories, such as leather checkbook covers, calculators, customized labels, recording registers and bill paying accessories.

Small businesses typically rely on their checking accounts as the primary financial management tool for cash flow and accounting purposes. Clarke American provides its financial institution clients’ small business customers with the products and services they need to manage deposits, pay suppliers, pay employees and keep track of their cash balances. Clarke American also provides small business products for both manual accounting bookkeeping systems and financial accounting software programs. Its products also include accessories for bill payment and management, such as self-sticking labels, stamps, file boxes, calculators and recording registers.

Clarke American also offers various delivery options, including expedited and trackable delivery. For a premium, check users can choose guaranteed overnight, two-day or four-day delivery. They often prefer expedited delivery to both receive their order sooner and for the security and tracking features that these expedited methods provide. These delivery services represent an important component of our range of value-added service offerings.

    Direct Marketing Services

Direct marketing services consist of marketing messages delivered directly to financial institution account holders on behalf of Clarke American’s financial institution clients. Direct marketing services generate incremental revenue and profit opportunities and enable Clarke American to participate directly in the growth of its clients.

With the acquisition of Alcott Routon in 2004, Clarke American expanded its direct marketing capabilities to include customized direct marketing campaigns. Alcott Routon’s direct marketing campaigns are based on sophisticated analytics and predictive models that identify high-quality direct marketing opportunities. For example, financial institutions employ Alcott Routon to analyze their account holder databases and identify attractive leads for marketing specific financial products, such as home equity lines of credit.

Clarke American also provides its clients with direct marketing services consisting of marketing messages delivered though existing contact channels such as mail, Internet, and phone directly to its clients’ account holders. Direct marketing services include promoting products such as money market accounts and credit cards, and can be delivered through multiple channels. Clarke American is well-positioned to deliver this type of product in a timely manner by virtue of its integration with the new account platforms of Clarke American’s clients. Clarke American is enhancing the marketing messages delivered through existing contact channels utilizing Alcott Routon’s analytics capabilities to increase the effectiveness of Clarke American clients’ promotions.

Sales and Marketing

Clarke American manages relationships with large and complex financial institutions through dedicated account management teams composed of relationship management, marketing, operations and service-oriented skill sets. Clarke American has deployed a sales force on a regional basis, targeting distinct financial institution segments ranging from major nationwide and large regional banks and securities firms to community banks and credit unions.

Our national and large regional bank and securities firm clients vary greatly in asset size, geographic range of operations, complexity, technological capability and marketing sophistication. These clients typically operate branch and ATM networks that span multiple states and have their own contact centers and internal marketing departments. These clients are generally focused on growth through account holder acquisition, retention, and expansion of their share of their customers’ business.

Credit unions and community banks usually have more limited marketing, call center and web capabilities. As a result, we believe we can assist these clients by offering high quality products and services through our telephone and web based check ordering channels.

Clients and Customers

The customers of the Financial Institution division range from major nationwide and large regional banks and securities firms to community banks and credit unions. Clarke American’s contracts generally require its clients to exclusively promote the sale of Clarke American’s checks and check-related products to their customers. The initial terms of its agreements generally range from three to five years, and are generally terminable for cause only, although a few of these financial institution clients, including Bank of America, can terminate their contracts for convenience. See ‘‘Risk Factors—Risks Related to Clarke American’s Business and Industry—Clarke American is dependent on a few large financial institution clients, and adverse changes in its relationships with these highly-concentrated clients may adversely affect its revenues and profitability.’’

The Direct-to-Consumer Division

Clarke American’s Direct-to-Consumer division provides checks and check-related products and services directly to consumers. Clarke American is one of the top three providers in the consumer direct segment through its Checks In The Mail and B2Direct brands. In 2005, Clarke American derived approximately 16% of its revenues and 9% of its operating income from this segment.

Products and Services

Checks In The Mail has innovative designs and products, with over 90 different check designs available. Checks In The Mail check designs have matching address labels and coordinating covers, which offer customers product personalization and provide Clarke American with complementary products to cross-sell and drive increased value per order. Checks In The Mail has also expanded its product suite to include photo products, color imaging and stationery.

Checks In The Mail also offers various delivery options, including expedited and trackable delivery. Check users can choose guaranteed overnight, two-day or four-day delivery. They often prefer expedited delivery to both receive their order sooner and for the security and tracking features that these expedited methods provide.

    Check Programs and Customized Business Kits

Clarke American offers check programs and customized business kits to retail businesses and direct-selling organizations through its B2Direct brand. Clarke American’s check programs for retail businesses allow those businesses to market Clarke American’s products, such as checks, checkbook covers, address labels, stamps and delivery services, to their customers through the Internet, direct mail, store promotions and contact centers. Clarke American’s customized business kits provide direct selling organizations, such as large national retailers, with business cards, name tags, stamps, product and address labels and business stationery in addition to checks and check-related products.

    Treasury Management

B2Direct also provides treasury management services, such as integrated cash deposit products, customized deposit tickets and security bags, to multi-location retail businesses that make frequent cash deposits.

Sales and Marketing

Checks In The Mail primarily markets products through personalized check inserts in newspapers and advertisements sent directly to residences, although the Internet has been growing in importance as an advertising channel. Online shopping, contact center access, mail order and an automated voice response system enable customers to order products directly at their convenience. Additional advertising channels include magazine advertisement, statement inserts, in-package inserts and coupon circular inserts. B2Direct’s sales force is divided between multi-location retail businesses and direct-selling organizations.

Clients and Customers

The customers of the Direct-to-Consumer division range from individual consumers to private label resellers of check products, direct-selling organizations and multi-location retail businesses.

Suppliers

The main supplies used in check printing are paper, print ink, binders, boxes, packaging and delivery services. For all critical supplies, Clarke American has at least two qualified suppliers or multiple qualified production sites in order to ensure that supplies are available as needed. Clarke American has not historically experienced any material shortages and believes it has redundancy in its supplier network for each of its key inputs.

Competition

Clarke American has three major competitors: Deluxe Corporation, John H. Harland Company and Custom Direct. Clarke American competes on the basis of service, convenience, quality, product range and price. Clarke American believes that it differentiates itself by:

•	improving customer satisfaction through consistent product quality and expertise in matching customer preferences with the right product and delivery options;

•	expanding customer relationships through cross-selling and up-selling both check and related financial products on behalf of financial institution clients; and

•	leveraging Clarke American’s integration with its financial institution clients’ checking account processes to improve their customer service and operational efficiencies.

Employees

As of December 31, 2005, Clarke American had approximately 3,600 employees. None of Clarke American’s employees are represented by labor unions and Clarke American considers its employee relations to be good.

Information Technology

Our information technology system was designed in-house and utilizes standard hardware and software solutions that we have customized and integrated with certain proprietary software. The system is fully integrated from order entry to product shipment and billing. We have developed and operate a proprietary digital technology for our printing operations. Telecommunication solutions from industry leading suppliers provide the technology that supports our contact centers. Our Internet solutions are built on hardware, software and database platforms to provide highly available Web solutions. The electronic communications network that connects our corporate facilities, manufacturing plants, contact centers, key suppliers and clients is designed to be secure. We utilize a state-of-the-art Enterprise Resource Planning system to support our financial and administrative functions.

Intellectual Property

Clarke American relies on a combination of trademark, copyright and patent laws, trade secret protection and confidentiality and license agreements to protect its trademarks, copyrights, software, inventions and know-how. The sale of products bearing designs licensed from third parties accounts for a significant portion of Clarke American’s revenue. Typically, such license agreements are effective for a two to three year period, provide for the retention of ownership of the trade name, know-how or other intellectual property by the licensor and require the payment of a royalty to the licensor. There can be no guarantee that such licenses will be renewed or will continue to be available on terms that would allow Clarke American to continue to be profitable with these products.

Environmental Matters

Clarke American’s current check printing operations use hazardous materials in the printing process and generate solid wastes and wastewater and air emissions. Consequently, its facilities are subject to many existing and proposed federal, state and local laws and regulations designed to protect human health and the environment. While enforcement of these laws may require the expenditure of material amounts for environmental compliance or cleanup, Clarke American believes that its facilities are currently in material compliance with such laws and regulations.

Historic check printing operations at Clarke American’s current and former facilities used hazardous materials and generated regulated wastes in greater quantities than Clarke American’s current operations do. In some instances Clarke American has sold these facilities and agreed to indemnify the buyer of the facility for potential environmental liabilities. Clarke American may also be subject to liability under environmental laws for environmental conditions at these current or former facilities or in connection with the disposal of waste generated at these facilities. Clarke American is not aware of any fact or circumstance that would require the expenditure of material amounts for environmental cleanup or indemnification in connection with its historic operations. However, if environmental contamination is discovered at any of these former facilities or at locations where wastes were disposed, Clarke American could be required to spend material amounts for environmental cleanup.

It is generally not possible to predict the ultimate total costs relating to any remediation that may be demanded at any environmental site due to, among other factors, uncertainty regarding the extent of prior pollution, the complexity of applicable environmental laws and regulations and their interpretations, uncertainty regarding future changes to such laws and regulations or their enforcement, the varying costs and effectiveness of alternative cleanup technologies and methods, and the questionable and varying degrees of responsibility and/or involvement by Clarke American.

Governmental Regulation

Clarke American is subject to the federal financial modernization law known as the Gramm-Leach-Bliley Act and the regulations implementing its privacy and information security requirements, as well as other privacy and data security federal and state laws and regulations. Clarke American is also subject to additional privacy and information security requirements in many of its contracts with financial institution clients, which are often more restrictive than the regulations. These laws, regulations and agreements require Clarke American to develop and implement policies to protect the security and confidentiality of consumers’ nonpublic personal information and to disclose these policies to consumers before a customer relationship is established and periodically thereafter.

The laws and regulations require some of Clarke American’s businesses to provide a notice to consumers to allow them the opportunity to have their nonpublic personal information removed from Clarke American’s files before Clarke American shares their information with certain third parties. The laws and regulations, including the above provision, may limit Clarke American’s ability to use Clarke American’s direct-to-consumer data in its businesses. However, current laws and regulations do allow Clarke American to transfer consumer information to process a transaction that a consumer requests, but also require Clarke American to protect the confidentiality of a consumer’s records or to protect against or prevent actual or potential fraud, unauthorized transactions, claims or other liabilities. Clarke American is also allowed to transfer consumer information for required institutional risk control and for resolving customer disputes or inquiries. Clarke American may also contribute consumer information to a consumer-reporting agency under the Fair Credit Reporting Act. Clarke American’s financial institution clients request various contractual provisions in its agreements that are intended to comply with their obligations under the Gramm-Leach-Bliley Act and other laws and regulations.

Congress and many states have passed and are considering additional laws or regulations that, among other things, restrict the use, purchase, sale or sharing of nonpublic personal information about consumers and business customers. For example, legislation has been introduced in Congress to further restrict the sharing of consumer information by financial institutions, as well as to require that a consumer opt-in prior to a financial institution’s use of his or her data in its marketing programs.

New laws and regulations may be adopted in the future with respect to the Internet, e-commerce or marketing practices generally relating to consumer privacy. Such laws or regulations may impede the growth of the Internet and/or use of other sales or marketing vehicles. For example, new privacy laws could decrease traffic to Clarke American’s websites, decrease telemarketing opportunities and decrease the demand for its products and services. Additionally, the applicability to the Internet of existing laws governing property ownership, taxation and personal privacy is uncertain and may remain uncertain for a considerable length of time.

Item 1A.	Risk Factors

Risks Related to our Substantial Indebtedness

We have substantial indebtedness, which may adversely affect our ability to operate our business and prevent us from fulfilling our obligations under our debt agreements.

On December 31, 2005, we had total indebtedness of approximately $626.2 million (including $6.1 million of capital lease obligations), and there was $27.0 million of additional availability under our revolving credit facility (giving effect to the issuance of $5.8 million of letters of credit). Our substantial level of indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Our ability to make payments on our indebtedness depends on our ability to generate sufficient cash in the future.

Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

We will be required to make mandatory payments under our term loan facility of $15.0 million in 2006, $20.0 million in 2007, $30.0 million in 2008, $35.0 million in 2009 and $40.0 million in 2010. Our term loan facility requires that a portion of our excess cash flow be applied to prepay amounts borrowed under it. We will be required to repay this facility in full in 2011. If we do not have sufficient cash to be able to make such mandatory payments and cannot refinance the repaid portions of our term loan facility, we will be in default under our term loan facility. Our revolving credit facility will mature on December 15, 2010.

We may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us under our credit facilities in an amount sufficient to enable us to repay our debt, including our senior notes, or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt on or before maturity. We may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including our senior notes and our credit facilities, may limit our ability to pursue any of these alternatives.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. Additional indebtedness could exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. The terms of our credit facilities and the indenture governing our senior notes do not fully prohibit us from doing so. In addition, as of December 31, 2005, there was $27.0 million of additional availability under our $40.0 million revolving credit facility (giving effect to the issuance of $5.8 million of letters of credit). If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

The indenture governing our senior notes and the agreement governing our credit facilities contain, among other things, covenants that restrict our and our subsidiaries’ ability to finance future operations or capital needs or to engage in other business activities. The indenture will restrict, among other things, our and our subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;

•	make certain investments;

•	make restricted payments;

•	pay certain dividends or make other distributions;

•	incur liens;

•	enter into transactions with affiliates; and

•	merge or consolidate or transfer and sell assets.

Our credit facilities also contain affirmative and negative covenants customary for senior secured credit facilities, including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and sale leaseback transactions.

In addition, our credit facilities contain covenants requiring us to maintain financial ratios, including a maximum consolidated secured leverage ratio, a maximum total consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. These restrictions may limit our ability to operate our businesses and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise.

Risks Related to our Business

The paper check industry overall is a mature industry and check usage is declining. Our business will be harmed if check usage declines faster than expected.

Check and check-related products and services, including delivery services, account for most of our revenues. Check printing is, and is expected to continue to be, an essential part of our business and the principal source of our operating income. The check industry overall is a mature industry. The number of checks written in the U.S. has declined in recent years, and we believe that it will continue to decline due to the increasing use of alternative payment methods, including credit cards, debit cards, smart cards, automated teller machines, direct deposit, wire transfers, electronic and other bill paying services, home banking applications and Internet-based payment services. According to Global Concepts, Inc., an independent consulting firm hired by the Federal Reserve to analyze check writing patterns, the number of checks written has declined approximately 4.0% annually from 2000 to 2003, and is forecast to decline by approximately 3.7% annually from 2004 to 2009. The actual rate and extent to which alternative payment methods will achieve consumer acceptance and replace checks, whether as a result of legislative developments, personal preference or otherwise, cannot be predicted with certainty. Changes in technology or the widespread adoption of current technologies may also make alternative payment methods more popular. An increase in the use of any of these alternative payment methods could have a material adverse effect on the demand for checks and a material adverse effect on our business, results of operations and prospects.

Consolidation among financial institutions may adversely affect our relationships with our clients and our ability to sell our products and may therefore result in lower revenues and profitability.

Mergers, acquisitions and personnel changes at financial institutions may adversely affect our business, financial condition and results of operations. In 2005, financial institutions accounted for approximately 84% of our revenues. In recent years, the number of financial institutions has declined due to consolidation. Margin pressures arise from such consolidation as merged entities seek not only the most favorable prices formerly offered to the predecessor institutions, but also additional discounts due to the greater volume represented by the combined entity. Consolidation among financial institutions could also cause us to lose current and potential clients as such clients are, for example, acquired by financial institutions with pre-existing relationships with our competitors. This concentration greatly increases the importance of retaining our major financial institution clients and attracting significant additional clients in an increasingly competitive environment. The increase in general negotiating leverage possessed by such consolidated entities also presents a risk that new and/or renewed contracts with these institutions may not be secured on terms as favorable as those historically negotiated with these clients. Consolidation among financial institutions could therefore decrease our revenues and profitability.

We are dependent on a few large clients, and adverse changes in our relationships with these highly-concentrated clients may adversely affect our revenues and profitability.

Our sales have been, and very likely will continue to be, concentrated among a small group of customers. In 2005, our top 20 financial institution clients represented approximately 47% of our revenues, with sales to Bank of America representing a significant portion of revenues. Our contract with Bank of America permits it to terminate the contract ‘‘for convenience’’ upon written notice or ‘‘for cause.’’ A significant decrease or interruption in business from Bank of America or from any of our other significant clients, or the termination of our contracts with any of our most significant clients, could have a material adverse effect on our revenues and profitability.

Our financial results can also be adversely affected by the business practices and actions of our large clients in a number of ways, including timing, size and mix of product orders and supply chain management. Several of our contracts with our significant clients expire over the next several years. We may not be able to renew them on terms favorable to us, or at all. The loss of one or more of these clients or a shift in the demand by, distribution methods of, pricing to, or terms of sale to, one or more of these clients could materially adversely affect us. The write-off of any significant receivable due from delays in payment or return of products by any of our significant clients would also adversely impact our revenues and profitability.

We face intense competition and pricing pressures in certain areas of our business, which could result in lower revenues, higher costs and lower profitability.

The check printing industry is intensely competitive. In addition to competition from alternative payment methods, we also face considerable competition from other check printers such as John H. Harland Company, Deluxe Corporation and Custom Direct. The principal factors on which we compete are service, convenience, quality, product range and price. From time to time, some of our competitors have reduced the prices of their products in an attempt to gain greater volume and retain customers. Price reductions by these competitors have resulted in reduced profit margins for us in the past. We also experience pricing pressures from our individual customer and financial institution client demands. Such demands may include pricing decreases, prepaid incentives, rebates, revenue guarantees or a larger percentage of check revenue sharing. We may not be able to compete effectively against current and future competitors. Continued competition could result in additional price reductions, reduced profit margins, loss of customers and an increase in prepaid incentives, which are up-front cash payments to financial institutions to encourage them to sign long-term contracts upon contract execution or renewal. Any significant increase in prepaid incentives would be detrimental to the prospects of our business.

We may not successfully implement our business strategies or realize all of our expected cost savings, which could reduce our revenues and profitability.

Our business strategies include building market share, strengthening relationships with clients, achieving substantial cost savings, making technology investments, rolling out procurement initiatives, reducing general and administrative expenses and corporate overhead and engaging in other process improvements designed to reduce fixed costs.

Our business strategies also include investing in upgrading certain of the technologies that we use, including voice response systems, and investing in a state-of-the-art customer relationship management system that will enable us to more effectively deploy targeted direct marketing efforts through our contact centers and websites, increasing the success rate of our up-selling and cross-selling efforts.

We may not be able to fully implement these business strategies or realize, in whole or in part or within the time frames anticipated, the efficiency improvements or expected cost savings from these strategies. Our strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Additionally, our business strategies may change from time to time. As a result, we may not be able to achieve our expected results of operations.

Interruptions or adverse changes in our vendor or supplier relationships or delivery services could have a material adverse effect on our business.

We have strong relationships with many of the country’s largest paper mills and ink suppliers. These relationships afford us certain purchasing advantages, including stable supply and favorable pricing arrangements. Our supplier arrangements are by purchase order and terminable at will at the option of either party. While we have been able to obtain sufficient paper supplies during recent paper shortages and otherwise, in part through purchases from foreign suppliers, we are subject to the risk that we will be unable to purchase sufficient quantities of paper to meet our production requirements during times of tight supply. We also rely on a single service provider for the maintenance of our digital printers. An interruption in our relationship with this service provider could compromise our ability to fulfill pending orders for checks and check-related products. Any interruption in supplies or service from these or other vendors or suppliers or delivery services could result in a disruption to our business if we are unable to readily find alternative service providers at comparable rates.

Increased production and delivery costs, such as fluctuations in paper costs, could materially adversely affect our profitability.

Increases in production costs such as paper and labor could adversely affect our profitability, our business, our financial condition and results of operations. For example, our principal raw material is paper. Any significant increase in paper prices as a result of a short supply or otherwise would adversely affect our costs. In addition, disruptions in parcel deliveries or increases in delivery rates, which are often tied to fuel prices, could also increase our costs. Our contracts with our financial institution clients may contain certain restrictions on our ability to pass on to clients increased production costs or price increases. In addition, competitive pressures in the check industry may have the effect of inhibiting our ability to reflect these increased costs in the prices of our products and services.

Softness in direct mail response rates could have an adverse impact on our operating results.

Our Direct to Consumer division has experienced declines in response and retention rates related to direct mail promotional materials. We believe that these declines are attributable to a number of factors, including the decline in check usage, the overall increase in direct mail solicitations received by our target customers, and the multi-box promotional strategies employed by us and our competitors. To offset these factors, we may have to modify and/or increase our marketing efforts, which could result in increased expense.

The profitability of our Direct to Consumer division depends in large part on our ability to secure adequate advertising media placements at acceptable rates, as well as the consumer response rates generated by such advertising. Suitable advertising media may not be available at a reasonable cost, or available at all. Furthermore, the advertising we utilize may not be effective. Competitive pricing pressure may inhibit our ability to reflect any of these increased costs in the prices of our products. We may not be able to sustain our current levels of profitability as a result.

We depend upon the talents and contributions of a limited number of individuals, many of whom would be difficult to replace, and the loss or interruption of their services could materially and adversely affect our business, financial condition and results of operations.

Clarke American has entered into employment agreements with certain members of our senior management team, including Charles Dawson, our President and Chief Executive Officer. However, the service of these individuals may not continue or we may not be able to find individuals to replace them at the same cost to us or at all. The loss or interruption of the services of these executives could have a material adverse effect on our business, financial condition and results of operations.

Technological improvements may reduce our competitive advantage over some of our competitors, which could reduce our revenues and profits.

Improvements in the cost and quality of printing technology could enable some of our competitors to gain access to products of complex design and functionality at competitive costs. Increased competition from these competitors could force us to reduce our prices to attract and retain customers, which could reduce our revenues and profits.

Account data breaches involving stored customer data or misuse of such data could adversely affect our reputation, revenues, profits and growth.

We, our customers, and other third parties store customer account information relating to our checks. Any breach of the systems on which sensitive customer data and account information are stored or archived and any misuse by our own employees, by employees of data archiving services or by other unauthorized users of such data could lead to fraudulent activity involving our customers and our financial institution clients’ customers’ information and/or funds, damage the reputation of our brands and result in claims against us. If we are unsuccessful in defending any lawsuit involving such data security breaches or misuse, we may be forced to pay damages, which could materially and adversely affect our profitability and could have a material adverse impact on our transaction volumes, revenue and future growth prospects. In addition, such breaches could adversely affect our financial institution clients’ perception as to our reliability, and could lead to the termination of customer relations and our material contracts.

Legislation and contracts relating to consumer privacy protection could limit or harm our future business.

We are subject to the federal financial modernization law known as the Gramm-Leach-Bliley Act and the regulations implementing its privacy and information security requirements, as well as other privacy and data security federal and state laws and regulations. We are also subject to additional privacy and information security requirements in many of our contracts with financial institution clients, which are often more restrictive than the regulations. These laws, regulations and agreements require us to develop and implement policies to protect the security and confidentiality of consumers’ nonpublic personal information and to disclose these policies to consumers before a customer relationship is established and periodically thereafter. The laws, regulations, and agreements limit our ability to use our direct to consumer data in our other businesses and limit our ability to share customer information.

The Gramm-Leach-Bliley Act does not prohibit state legislation or regulations that are more restrictive on our use of data. More restrictive legislation or regulations have been introduced in the past and could be introduced in the future in Congress and the states. For example, legislation has been proposed which would require consumers to opt-in to any plan that would allow their nonpublic personal information to be disclosed. We are unable to predict whether more restrictive legislation or regulations will be adopted in the future. Any future legislation or regulations could have a negative impact on our business, results of operations or prospects. Additionally, future contracts may impose even more stringent requirements on us which could increase our operating costs, as well as interfere with the cost savings we are trying to achieve.

New laws and regulations may be adopted in the future with respect to the Internet, e-commerce or marketing practices generally relating to consumer privacy. Such laws or regulations may impede the growth of the Internet and/or use of other sales or marketing vehicles. As an example, new privacy laws could decrease traffic to our websites, decrease telemarketing opportunities and decrease the demand for our products and services. Additionally, the applicability to the Internet of existing laws governing property ownership, taxation, libel and personal privacy is uncertain and may remain uncertain for a considerable length of time.

We may be unable to protect our rights in intellectual property, and third party infringement or misappropriation may materially adversely affect our profitability.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or otherwise independently develop substantially equivalent products and services. In addition, the sale of products bearing designs licensed from third parties accounts for a significant portion of our revenues. These license agreements typically provide for the retention of ownership of the trade name, know-how or other intellectual property by the licensor and the payment of a royalty to the licensor. In general, the term of each license is short, between two and three years, and some licenses may be terminated upon a change of control. Such licenses may not be available to us indefinitely or on terms that would allow us to continue to be profitable with those products. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm our business and ability to compete. We rely on a combination of trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect our trademarks, software and know-how. We may be required to spend significant resources to protect our trade secrets and monitor and police our intellectual property rights.

Third parties may assert infringement claims against us in the future. In particular, there has been a substantial increase in the issuance of patents for Internet-related systems and business methods, which may have broad implications for participants in online commerce. Claims for infringement of these patents are increasingly becoming a subject of litigation. If we become subject to an infringement claim, we may be required to modify our products, services and technologies or obtain a license to permit our continued use of those rights. We may not be able to do either of these things in a timely manner or upon reasonable terms and conditions. Failure to do so could seriously harm our business, operating results and prospects as a result of lost business, increased expenses or being barred from offering our products or implementing our systems or business methods. In addition, future litigation relating to infringement claims could result in substantial costs to us and a diversion of management resources. Adverse determinations in any litigation or proceeding could also subject us to significant liabilities and could prevent us from using some of our products, services or technologies.

We are dependent upon third party providers for significant information technology needs, and an interruption of services from these providers could materially and adversely affect our operations.

We have entered into agreements with third party providers for the licensing of certain software and the provision of information technology services, including software development and support services, and personal computer, telecommunications, network server and help desk services. In the event that one or more of these providers is not able to provide adequate information technology services or terminates a license or service, we would be adversely affected. Although we believe that information technology services and substantially equivalent software and services are available from numerous sources, a failure to perform or a termination by one or more of our service providers could cause a disruption in our business while we obtain an alternative source of supply and we may not be able to find such an alternative source on commercially reasonable terms, or at all.

We may experience processing errors or software defects that could harm our business and reputation.

We use sophisticated software and computing systems to process check orders for our customers. We may experience difficulties in installing or integrating our technologies on platforms used by our customers. Furthermore, certain financial institution clients have integrated their systems with ours, permitting our operators to effect certain operations directly into our financial institution clients’ customers’ accounts. Errors or delays in the processing of check orders, software defects or other difficulties could result in:

•	loss of customers;

•	additional development costs;

•	diversion of technical and other resources;

•	negative publicity; or

•	exposure to liability claims.

We face uncertainty with respect to future acquisitions and unsuitable or unsuccessful acquisitions could materially adversely affect our profitability.

We have acquired complementary businesses in the past and may pursue acquisitions of complementary businesses in the future. We cannot predict whether suitable acquisition candidates can be acquired on acceptable terms or whether future acquisitions, even if completed, will be successful. Future acquisitions by us could result in the incurrence of contingent liabilities, debt or amortization expenses relating to goodwill and other intangible assets which could materially adversely affect our business, results of operations and financial condition. Moreover, the success of any acquisition will depend upon our ability to integrate effectively the acquired businesses. The process of integrating acquired businesses may involve numerous risks, including, among others:

•	difficulties in assimilating operations and products;

•	diversion of management’s attention from other business concerns;

•	risks of operating businesses in which we have limited or no direct prior experience;

•	potential loss of our key employees or of those of the acquired businesses;

•	potential exposure to unknown liabilities; and

•	possible loss of our clients or of those of the acquired businesses.

We cannot predict whether any acquired products, technologies or businesses will contribute to our revenues or earnings to any material extent.

We may be subject to sales and other taxes which could have adverse effects on our business.

In accordance with current federal, state and local tax laws, and the constitutional limitations thereon, we currently collect sales, use or other similar taxes in state and local jurisdictions where we have a physical presence. One or more state or local jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies which engage in remote or online commerce. Several U.S. states have recently taken various initiatives to prompt retailers to collect local and state sales taxes on purchases made over the Internet. Furthermore, tax law and the interpretation of constitutional limitations thereon is subject to change. In addition, any new operations of these businesses in states where they do not currently have a physical presence could subject shipments of goods by these businesses into such states to sales tax under current or future laws. If one or more state or local jurisdictions successfully asserts that we must collect sales or other taxes beyond our current practices, it could have a material, adverse affect on our business.

We will be required to file quarterly, annual and other reports with the SEC, which will increase our costs and will require significant company resources and management attention.

Prior to the offering of our senior notes, we were not subject to the reporting requirements of the Securities Exchange Act of 1934 or the other rules and regulations of the SEC, including the Sarbanes-Oxley Act of 2002. The indenture governing the senior notes requires us to provide noteholders with quarterly, annual and other reports, and, following the exchange offer that is required under a registration rights agreement relating to the senior notes, to file such reports with the SEC. We have made and expect to continue to make a number of changes to our financial and management structures in order to position ourselves to be able to comply with the requirements applicable to SEC filers, including changes to corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. The costs associated with these changes could be material. We expect that we will incur additional costs in 2006 in connection with M & F Worldwide’s compliance with Section 404 of the Sarbanes-Oxley Act. Compliance with the various reporting and other requirements applicable to SEC filers will also require considerable time and attention of management.

In addition, being an SEC filer could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We may be subject to environmental risks, and liabilities for environmental compliance or cleanup could have a material, adverse effect on our profitability.

Our plants are subject to many existing and proposed federal, state and local laws and regulations designed to protect human health and the environment. Enforcement of these laws may require the expenditure of material amounts for environmental compliance or cleanup. We have sold former plants to third parties. In some instances, we have agreed to indemnify the buyer of the facility for certain environmental liabilities. We may also be subject to liability under environmental laws for environmental conditions at those former facilities or other locations where our wastes have been disposed. Although we are not aware of any fact or circumstance which would require the expenditure of material amounts for environmental compliance or cleanup, if environmental liabilities are discovered at our current or former printing plants, we could be required to spend material amounts for environmental compliance or cleanup.

M & F Worldwide, our indirect parent company, and its principal stockholder have significant influence over us, and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take other actions.

MacAndrews & Forbes Holdings Inc. is a corporation wholly owned by Mr. Ronald O. Perelman. MacAndrews & Forbes Holdings Inc. directly and indirectly beneficially owned, as of December 31, 2005, approximately 38% of the outstanding common stock of M & F Worldwide, our indirect parent company, which owns 100% of Clarke American and is traded on the New York Stock Exchange. In addition, the majority of our directors and two of M & F Worldwide’s directors, as well as M & F Worldwide’s senior executives, are affiliated with MacAndrews & Forbes Holdings Inc. As a result, MacAndrews & Forbes Holdings Inc. and its sole stockholder possess significant influence over our business decisions. The interests of our sole stockholder might cause us to pursue transactions that, in its judgment, could enhance its equity investment, even though such transactions may involve significant risks.

Item 2.	Properties

Clarke American

Clarke American is headquartered in San Antonio, Texas. Clarke American also operates a facility in New Braunfels, Texas, which houses manufacturing and contact center operations. This location serves as the headquarters for the Checks In The Mail and B2Direct brands. Clarke American’s principal properties are as follows:

Location	Use	Approximate Floor Space (Square Feet)	Leased/owned status
Charlotte, NC	Printing	38,120	Leased
Charlotte, NC	Administration	4,906	Leased
Charlotte, NC	Contact Center	44,687	Leased
Columbus, OH	Printing	19,223	Leased
Dallas, TX	Printing	37,252	Leased
Des Moines, IA	Printing	45,000	Leased
Jeffersonville, IN	Printing	57,350	Leased
Knoxville, TN	Printing	10,356	Owned
Louisville, KY	Printing	50,000	Leased
Nashville, TN	Administration	21,309	Leased
New Braunfels, TX	Administration, Printing and Contact Center	96,500	Owned
Phoenix, AZ	Printing	64,000	Leased
Salt Lake City, UT	Contact Center	18,120	Leased
Salt Lake City, UT	Contact Center	12,856	Leased
San Antonio, TX	Printing	159,700	Leased
San Antonio, TX	Printing	39,600	Owned
San Antonio, TX	Contact Center	68,000	Leased
San Antonio, TX	Contact Center	42,262	Leased
San Antonio, TX	Administration	84,150	Leased
San Antonio, TX	Administration	7,531	Leased
San Antonio, TX	Administration	2,137	Leased
San Antonio, TX	Administration	1,936	Leased
Syracuse, NY	Printing	28,900	Owned
Trumball, CT	Administration	670	Leased

Item 3.	Legal Proceedings

Various legal proceedings, claims and investigations are pending against us, including those relating to commercial transactions, product liability, safety and health matters, employment matters and other matters. Most of these matters are covered by insurance, subject to deductibles and maximum limits, and by third-party indemnities.

We believe that the outcome of all pending legal proceedings in the aggregate will not have a material adverse effect on our consolidated financial position or results of operations.

Item 4.	Submission of Matters to a Vote of Security Holders

Not applicable.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder’s Matters and Issuer Repurchases of Equity Securities

As a result of the Acquisition, Clarke American is an indirect, wholly-owned subsidiary of M & F Worldwide. As such, Clarke American’s common stock is not listed on any stock exchange or traded in any over-the-counter market and is held by only one holder.

Item 6.	Selected Financial Data

The table below reflects historical financial data, which are derived from our consolidated financial statements of Clarke American for the periods December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005 and for each of the years in the four-year period ended December 31, 2004.

We were acquired by M & F Worldwide on December 15, 2005 from Honeywell. See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview—Presentation of Financial Information—Acquisition by M & F Worldwide.’’ Honeywell acquired us effective April 1, 2005 by purchasing all of the outstanding stock of the company that was then our indirect parent, Novar plc. See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview—Presentation of Financial Information —Acquisition by Honeywell and Reorganization of Assets under Common Control.’’

As a result of the resulting changes in ownership, under GAAP we are required to present separately our operating results for our two predecessors in our financial statements. The period (April 1, 2005 to December 14, 2005) during which we were owned by Honeywell is discussed below as ‘‘predecessor (Honeywell).’’ The periods prior to our acquisition by Honeywell (the 2001 through 2004 fiscal years and the three months ended March 31, 2005) are discussed below as ‘‘predecessor (Novar).’’

Our predecessors were not separate stand-alone companies. The accompanying financial statements for those periods have been prepared as if each of our predecessors had existed as a stand-alone company for the periods presented. See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview—Presentation of Financial Information—Acquisition by Honeywell and Reorganization of Assets under Common Control.’’

The selected financial data are not necessarily indicative of results of future operations, and should be read in conjunction with Item 7. ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our Consolidated Financial Statements included elsewhere in this annual report.

	2005			Year Ended December 31,
	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Predecessor (Novar)
	Dec. 15 to Dec. 31	Apr. 1 to Dec. 14	Jan. 1 to Mar. 31	2004(a)	2003	2002	2001 (unaudited)
				(in millions)
Statement of Operations Data:
Net revenues	$24.1	$439.9	$154.4	$607.6	$572.2	$551.8	$540.4
Cost of revenues	17.4	285.6	91.1	353.1	340.7	335.7	316.0
Gross profit	6.7	154.3	63.3	254.5	231.5	216.1	224.4
Selling, general and administrative expense	6.0	100.8	39.2	147.5	130.2	121.2	130.2
Operating income	0.7	53.5	24.1	107.0	101.3	94.9	94.2
Interest expense, net	(2.8)	(2.4)	(5.6)	(19.1)	(25.7)	(11.0)	(9.7)
(Loss) income before income taxes	(2.1)	51.1	18.5	87.9	75.6	83.9	84.5
Benefit (provision) for income taxes	0.8	(20.1)	(7.5)	(23.5)	(39.7)	(45.4)	(50.3)
Net (loss) income	$(1.3)	$31.0	$11.0	$64.4	$35.9	$38.5	$34.2

	Year Ended December 31,
	2005	2004(a)	2003	2002	2001
			(in millions)		(Unaudited)
Balance Sheet Data:
Total assets	$1,149.9	$506.8	$514.3	$621.7	$566.9
Long-term debt including current portion and short-term borrowings	626.2	474.1	611.4	602.9	541.9
Stockholders’ equity (deficit)	201.2	(101.3)	(237.1)	(98.8)	(129.4)

(a)	Includes the financial position and results of operations of Alcott Routon, Inc. from the date of its acquisition in March 2004 (See Note 3 to our consolidated financial statements included elsewhere in this annual report).

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion regarding our financial condition and results of operations for the successor period from December 15, 2005 to December 31, 2005 and the predecessor periods from April 1, 2005 to December 14, 2005, the three months ended March 31, 2005 and the fiscal years ended December 31, 2004 and 2003 should be read in connection with the more detailed financial information contained in our consolidated financial statements and their notes included elsewhere in this annual report.

Business Overview

We are one of the three largest providers of checks and check-related products and services in the United States based on revenues, and we are a leading provider of direct marketing services to financial institutions. We serve financial institutions through our Clarke American and Alcott Routon brands and consumers and businesses directly through our Checks In The Mail and B2Direct brands. We have an industry leading reputation for quality and have won several third party and customer awards.

Our two main business segments are the Financial Institution division, generating 84% of our revenues for the year ended December 31, 2005, and the Direct to Consumer division, generating 16% of our revenues for the year ended December 31, 2005. Customers ordering through our Financial

Institution division order checks from our financial institution clients, and we manage that check order process on their behalf. Our Direct to Consumer division serves customers who prefer to order checks directly from a check provider.

Presentation of Financial Information

Presentation of Separate Predecessor and Successor Periods. We were acquired by M & F Worldwide on December 15, 2005 from Honeywell. See ‘‘—Acquisition by M & F Worldwide,’’ below. Honeywell acquired us effective April 1, 2005 by purchasing all of the outstanding stock of the company that was then our indirect parent, Novar plc. See ‘‘—Acquisition by Honeywell and Reorganization of Assets under Common Control.’’ below.

As a result of the changes in ownership, under GAAP, we are required to present separately our operating results for our two predecessors. The period during which we were owned by Honeywell (April 1, 2005 to December 14, 2005) is discussed below as ‘‘predecessor (Honeywell).’’ The periods prior to our acquisition by Honeywell (the three months ended March 31, 2005 and the 2004 and 2003 fiscal years) are discussed below as ‘‘predecessor (Novar).’’ Nevertheless, in the following discussion, the combined results of operations from the predecessor and successor periods in the year ended December 31, 2005 are compared to the predecessor's (Novar) results of operations in the year ended December 31, 2004. Management believes this is the most informative way to present and discuss our results of operations.

Acquisition by M & F Worldwide. On October 31, 2005, M & F Worldwide and Honeywell entered into a stock purchase agreement, in which M & F Worldwide agreed to purchase 100% of the capital stock of Novar USA Inc., a wholly owned subsidiary of Honeywell and the indirect parent of the business of Clarke American, for a cash purchase price of $800.0 million, subject to a post closing working capital adjustment. In connection with this acquisition, which we refer to as the ‘‘Acquisition,’’ M & F Worldwide formed CA Investment Corp., an indirect wholly owned subsidiary of M & F Worldwide.

The business of Clarke American was owned by Novar USA, which indirectly wholly owned the operating subsidiaries of the Clarke American business. In connection with the Acquisition, Novar USA and its subsidiaries completed a series of merger transactions to eliminate certain intermediate holding companies. Concurrent with the Acquisition, Novar USA and CA Investment completed a series of merger transactions, with CA Investment as the surviving entity. On December 15, 2005, CA Investment purchased 100% of the capital stock of Novar USA and was renamed ‘‘Clarke American Corp.’’

The following financing transactions occurred in connection with the Acquisition:

•	M & F Worldwide made a cash equity contribution to CA Investment of $202.5 million;

•	we entered into a $40.0 million revolving credit facility, under which we borrowed $4.2 million in connection with the Acquisition;

•	we entered into a term loan facility with an aggregate principal amount at maturity of $440.0 million, receiving proceeds, net of a 0.5% original discount, of $437.8 million; and

•	we issued $175.0 million of 11.75% Senior Notes due 2013.

The Acquisition and the related financing transactions described above are referred to collectively in this annual report as the ‘‘Transactions.’’

Acquisition by Honeywell and Reorganization of Assets under Common Control. Effective April 1, 2005, we were acquired by Honeywell, when a subsidiary of Honeywell purchased all of the outstanding stock of Novar plc. Novar plc held a number of businesses, including the one we operate. Novar USA, which held our business, was a subsidiary of Novar plc. On May 5, 2005, Honeywell reorganized the business of Novar plc so that other businesses formerly held by Novar USA were transferred out of Novar USA, with our business remaining as the only one held by Novar USA. The financial statements for periods prior to the completion of the Acquisition on December 15, 2005 that are presented and discussed in this annual report are those of Novar USA, giving effect to the acquisition by Honeywell and the subsequent reorganization.

Our predecessor (Novar) was not a separate, stand-alone company from Novar plc during the fiscal years ended December 31, 2003 and 2004 or for the three months ended March 31, 2005, and our predecessor (Honeywell) was not a separate, stand-alone company from Honeywell during the period from April 1, 2005 to December 14, 2005. The accompanying financial statements for those periods have been prepared as if each of our predecessors had existed as a stand-alone company for the periods presented. All of those financial statements included in this annual report reflect balances that were directly attributable to the business we operate. However, certain amounts of the corporate expenses of our then parent company that were incurred while the relevant predecessor was not a stand-alone company, including legal personnel, tax personnel, accounting personnel, risk management personnel, infrastructure and other costs, although not directly attributable to our business, have been allocated to the relevant predecessor company on a basis we, our predecessor and the relevant parent company believed to be a reasonable reflection of the benefits received. Nevertheless, the costs as allocated to the relevant predecessor are not necessarily indicative of the costs that we would have incurred if the relevant predecessor had performed these functions as a stand-alone entity. For this reason, the financial information for periods prior to the completion of the Acquisition on December 15, 2005 included in this annual report does not necessarily reflect our financial position, results of operations, changes in stockholder’s deficit and cash flows in the future or what they would have been if the relevant predecessor had been a separate, stand-alone entity during the periods presented.

In addition, as a result of our acquisition by Honeywell, the results of operations for the predecessor (Honeywell) period from April 1, 2005 to December 14, 2005 reflect the allocation, in accordance with Statement of Financial Accounting Standards No. 141, ‘‘Business Combinations,’’ of the purchase price paid by Honeywell to our assets and the corresponding increase in the carrying value of those assets that resulted in higher depreciation and amortization expenses in the predecessor (Honeywell) period. See Note 3 to our consolidated financial statements for more information regarding these allocations.

Related Party Financing Activities. Substantially all of the interest income and interest expense in all predecessor periods presented relates to long-term notes payable to and other notes receivable from the relevant parent company and other related parties. Most of the cash used in and provided by financing activities in all predecessor periods presented were also associated with related party financing activities, such as the repayment and incurrence of notes to affiliates and dividend payments to affiliates. All of the related party notes payable and related party receivables were retired as of the completion of the Acquisition on December 15, 2005. In addition, a significant portion of our incremental cash from operating activities in the periods prior to the completion of the Acquisition on December 15, 2005 was generated by transactions with affiliates, which were discontinued after the completion of the Acquisition. Accordingly, interest income, interest expense, cash from operating activities and cash used in financing activities for predecessor periods may not be indicative of our future performance.

Impact of the Transactions. In connection with the Acquisition by M & F Worldwide, we incurred significant indebtedness, including $175.0 million of senior notes, $440.0 million of indebtedness under our term loan facility and $4.2 million of borrowings under our revolving credit facility. As of December 31, 2005, a total of $7.2 million was drawn under our $40.0 million revolving credit facility. Therefore, we expect that our interest expense will be significantly higher in periods after the completion of the Transactions than in prior periods.

Prior to the Transactions, we were not subject to reporting requirements under the Securities Exchange Act of 1934, but following the Transactions, as a result of the required exchange offer for the senior notes and because of covenants in the indenture governing the senior notes, we will be required to prepare and furnish Exchange Act periodic and current reports. As a result, we anticipate that our selling, general and administrative expense following the Transactions will be higher than in prior periods.

In addition, the Acquisition has been accounted for as a purchase, in accordance with the provisions of SFAS No. 141, which has resulted in new valuations for our consolidated assets and liabilities based on fair values as of the date of the Acquisition. This purchase price allocation will be finalized within one year after the closing of the Acquisition. We anticipate that the allocation of the purchase price in the Acquisition will result in higher depreciation and amortization expense in the periods following the Acquisition compared to the predecessor periods.

Restructuring Charges

We have taken restructuring actions in the past in an effort to achieve manufacturing and contact center efficiencies and cost savings. Past actions have included manufacturing plant closures, contact center consolidations and staffing reductions. Restructuring expenses incurred for the years 2003 and 2004 were $6.3 million and $0.7 million, respectively. We anticipate continued restructuring actions, where appropriate, to realize process efficiencies and remain competitive in the marketplace. For the year ended December 31, 2005, we incurred restructuring expenses of $2.2 million.

Line Items Presented

Net revenues. Net revenues include amounts billed by our Financial Institution division to financial institution clients and amounts billed by our Direct to Consumer division to customers for products, services, shipping and handling. Revenues are presented net of rebates, discounts and amortization of prepaid rebates.

Cost of revenues. Our cost of revenues consists of direct material, delivery and other manufacturing costs, including labor and overhead, depreciation and amortization expense with respect to manufacturing assets, fixed asset depreciation, amortization of intangible assets, and reserves for obsolete and slow-moving inventory. Cost of revenues also includes costs incurred in our contact centers, including labor, depreciation and overhead.

Selling, general and administrative expenses. Our selling, general and administrative expenses consist of selling expense (which includes sales staff salaries and bonuses), advertising and promotion (which includes direct marketing expenses) and administrative expense (which includes corporate expenses and bonuses). In addition, selling, general and administrative expenses also includes depreciation and amortization with respect to certain corporate administrative assets and information technology infrastructure costs.

Economic and Other Factors Affecting our Business

The largest factor impacting the check industry is the continuing decrease in the number of checks written per household. Clarke American’s management believes the U.S. check market is the largest in the world. The check industry has two main segments: the market for check products and related services sold through financial institutions, which we refer to as the financial institution segment, and the market for check products and related services sold directly to consumers and businesses, which we refer to as the direct segment. We compete in these market segments primarily with Deluxe Corporation, John H. Harland Company and Custom Direct.

Clarke American believes the number of checks printed is driven by the number of checks written, the number of new checking accounts opened and reorders reflecting changes in consumers’ personal situations, such as name or address. Checks written remain the largest form of non-cash payment in the U.S., representing more transactions than credit and debit transactions combined. According to the 2004 Federal Reserve Payments Study, the total number of all non-cash payments (including checks and electronic payments) in the U.S. has increased from approximately 72.5 billion in 2000 to approximately 81.2 billion in 2003. According to Global Concepts, Inc., an independent consulting firm hired by the Federal Reserve to analyze check writing patterns, the number of checks written has declined approximately 4.0% annually from 2000 to 2003, and is forecast to decline by approximately 3.7% annually from 2004 to 2009.

The Financial Institution division’s operating results are also modestly impacted by consumer confidence and employment. Consumer confidence directly correlates with consumer spending, while employment also impacts revenues through the number of new checking accounts being opened. To a lesser degree, business confidence impacts a portion of the Financial Institution division.

The Direct to Consumer division’s operating results are also driven by consumer confidence and employment. Consumer confidence directly correlates with consumer spending, while employment also impacts revenues through the number of new checking accounts opened.

Clarke American has also experienced significant pricing pressure as competitors seek to increase volumes through market share gains. In the Financial Institution division, consolidation among financial institutions also contributes to pricing pressures as newly combined financial institutions often seek additional price concessions. In addition, financial institution consolidation may result in the addition or loss of a client when the consolidation involves financial institutions served by our competitors. In the Direct to Consumer division, softening customer response rates to direct mail advertisements have negatively impacted volumes. Clarke American is responding to these challenges by seeking to gain market share, growing its long-term relationships with financial institutions and expanding its direct marketing services.

Results of Operations—Consolidated

Combined Fiscal Year 2005 Compared to Predecessor (Novar) Fiscal Year 2004

Revenues, net

	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Combined	Predecessor (Novar)
$ in millions	Period from December 15, 2005 to December 31, 2005	Period from April 1, 2005 to December 14, 2005	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Revenues, net	$24.1	$439.9	$154.4	$618.4	$607.6

The 1.8% increase in revenues was mainly driven by a 2.6% increase in revenue per unit offset by a 0.7% decline in units. The decline in unit volume was largely attributable to volume declines in the Direct to Consumer division, partially offset by growth in the Financial Institution division. Revenues per unit increased in both the Financial Institution division (which included the full year impact of Alcott Routon, which we acquired in March 2004) and the Direct to Consumer division.

Cost of Revenues

	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Combined	Predecessor (Novar)
$ in millions	Period from December 15, 2005 to December 31, 2005	Period from April 1, 2005 to December 14, 2005	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Cost of revenues	$17.4	$285.6	$91.1	$394.1	$353.1
Gross margin %	27.8%	35.1%	41.0%	36.3%	41.9%

Gross margin declined 5.6 percentage points in 2005 to 36.3%. Included in 2005 is $30.7 million of incremental cost of revenues related to the fair value adjustments to assets recorded in the Honeywell acquisition effective April 1, 2005 and in the M & F Worldwide Acquisition effective December 15, 2005, which accounted for 5.0 percentage points of the gross margin decline. A portion of the decline was attributable to an incremental $1.3 million of legal settlements received in 2004 against which no costs were incurred.

Selling, General and Administrative Expenses

	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Combined	Predecessor (Novar)
$ in millions	Period from December 15, 2005 to December 31, 2005	Period from April 1, 2005 to December 14, 2005	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Selling, general and administrative expenses	$6.0	$100.8	$39.2	$146.0	$147.5
% of revenues	24.9%	22.9%	25.4%	23.6%	24.3%

Selling, general and administrative expenses, as a percentage of revenues, decreased 0.7 percentage points to 23.6% reflecting success of our cost management efforts. Also, included in 2005 are $3.9 million of charges related to incremental acquisition related fair value adjustments to assets, restructuring and a contingent performance bonus related to the acquisition of Alcott Routon in March 2004. Partially offsetting these charges was a $3.5 million reduction in 2005 charges related to a stock option plan that was terminated in 2005 and group management fees charged by our former parents.

Interest Expense, net

	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Combined	Predecessor (Novar)
$ in millions	Period from December 15, 2005 to December 31, 2005	Period from April 1, 2005 to December 14, 2005	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Interest expense, net	$(2.8)	$(2.4)	$(5.6)	$(10.8)	$(19.1)

Substantially all interest income and interest expense for years ended December 31, 2005 and 2004, was realized or incurred in connection with related party transactions with the exception of $2.8 million of interest expense incurred in the successor period related to the new debt created as a result of the Acquisition. See ‘‘—Presentation of Financial Information—Related Party Financing Activities.’’ Interest expense, net declined by $8.3 million, primarily as the result of retiring related party debt.

Provision for Federal and State Income Taxes

	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Combined	Predecessor (Novar)
$ in millions	Period from December 15, 2005 to December 31, 2005	Period from April 1, 2005 to December 14, 2005	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Statutory tax expense	$(0.7)	$17.9	$6.5	$23.7	$30.8
Provision (benefit) for state income taxes, net of federal benefit and other	(0.1)	1.4	0.7	2.0	5.3
Subtotal	(0.8)	19.3	7.2	25.7	36.1
Establishment (release) of liabilities for uncertain tax positions	0.0	0.8	0.3	1.1	(12.6)
Total income tax (benefit) expense	$(0.8)	$20.1	$7.5	$26.8	$23.5
Effective tax rates:
Statutory tax expense	35.0%	35.0%	35.0%	35.0%	35.0%
Provision for state income taxes, net of federal benefit and other	2.2%	2.7%	3.9%	3.1%	6.0%
Subtotal	37.2%	37.7%	38.9%	38.1%	41.0%
Establishment (release) of liabilities for uncertain tax positions	0.0%	1.5%	1.6%	1.6%	(14.3)%
Effective income tax rate	37.2%	39.2%	40.5%	39.7%	26.7%

The effective tax rate increased 13.0 percentage points in 2005 to 39.7%. The majority of this increase is attributable to a change in accrued liabilities for uncertain tax positions, including a release of $12.6 million of reserves no longer needed as certain tax contingencies were resolved in 2004 and incremental accruals of $1.1 million in 2005, which accounted for an increase of 15.9 percentage points in the effective tax rate. These releases or additional accruals for uncertain tax positions are made based upon annual reviews of potential tax liabilities. As part of the Acquisition, Honeywell agreed to provide indemnification for liabilities on uncertain tax positions that relate to pre-Acquisition periods.

Predecessor (Novar) Fiscal Year 2004 Compared to Predecessor (Novar) Fiscal Year 2003

Net Revenues

	$ in millions
	2004	2003
Net revenues	$607.6	$572.2

In 2004, the 6.2% increase in revenues was driven by a 6.0% increase in unit volume and a 0.2% increase in revenue per unit. The increase in unit volume was largely attributable to growth in the Financial Institution division partially offset by volume declines in the Direct to Consumer division. Revenues per unit increased primarily due to improvements in the Direct to Consumer division and the contribution from the Alcott Routon acquisition in March 2004 largely offset by the impact of growth from large financial institution clients which typically enjoy more favorable pricing terms, and competitive pricing pressures in the Financial Institution division.

Cost of Revenues

	$ in millions
	2004	2003
Cost of revenues	$353.1	$340.7
Gross margin %	41.9%	40.5%

In 2004, gross margin improved 1.4 percentage points to 41.9%. This improvement in gross margin was due primarily to cost reduction initiatives, including procurement savings, production efficiencies and the full year impact of facilities closed in 2003. In addition, a $4.3 million decline in restructuring expenses contributed to gross margin improvement.

Selling, General and Administrative Expenses

	$ in millions
	2004	2003
Selling, general and administrative expenses	$147.5	$130.2
Percent of revenues	24.3%	22.8%

In 2004, selling, general and administrative expenses, as a percentage of revenues, increased 1.5 percentage points to 24.3%. This growth in selling, general and administrative expenses, as a percent of revenues, was largely attributable to incremental stock-based compensation of $4.7 million, increases in information technology expenses of $2.7 million and increases in advertising and promotion expenses of $1.4 million.

Interest Expense, net

	$ in millions
	2004	2003
Interest expense, net	$(19.1)	$(25.7)

Substantially all interest income and interest expense for 2003 and 2004 were realized or incurred in connection with related-party transactions. See ‘‘—Presentation of Financial Information—Related Party Financing Activities.’’ In 2004, interest expense, net declined by $6.6 million, primarily as the result of retiring related party debt.

Provision for Federal and State Income Taxes

$ in millions	2004	Effective tax rate	2003	Effective tax rate
Statutory tax expense	$30.8	35.0%	$26.4	35.0%
Provision for state income taxes, net of federal benefit and other	5.3	6.0%	3.6	4.7%
Subtotal	36.1	41.0%	30.0	39.7%
Establishment (release) of liabilities for uncertain tax positions	(12.6)	(14.3)%	9.7	12.9%
Total tax expense	$23.5	26.7%	$39.7	52.6%

In 2004, the effective tax rate declined 25.9 percentage points to 26.7%. The majority of the decrease is attributable to a change in accrued liabilities for uncertain tax positions, including additional accruals recorded of $9.7 million in 2003 and the release of $12.6 million of reserves in 2004 that together accounted for a decline of 27.2 percentage points in the effective tax rate. These releases or additional accruals for uncertain tax positions are made based upon annual reviews of potential tax liabilities. As part of the Acquisition, Honeywell agreed to provide indemnification for liabilities on uncertain tax positions that relate to pre-Acquisition periods.

Results of Operations—Review of Business Segments

Combined Fiscal Year 2005 Compared to Predecessor (Novar) Fiscal Year 2004

	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Combined	Predecessor (Novar)
$ in millions	Period from December 15, 2005 to December 31, 2005	Period from April 1, 2005 to December 14, 2005	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Consolidated Revenue
Financial Institution	$20.3	$371.8	$129.6	$521.7	$509.8
Direct to Consumer	3.8	68.1	24.8	96.7	97.8
Total	$24.1	$439.9	$154.4	$618.4	$607.6
Operating Income
Financial Institution	$0.5	$49.4	$20.7	$70.6	$95.4
Direct to Consumer	0.2	4.1	3.4	7.7	12.4
Other(1)	—	—	—	—	(0.8)
Total	$0.7	$53.5	$24.1	$78.3	$107.0

(1)	Other represents general and administrative expenses that were not allocated to the divisions.

    Financial Institution Division

The Financial Institution division is a leading provider to the financial institution segment of the industry through its Clarke American and Alcott Routon brands. The Financial Institution division serves financial institutions that vary greatly in size, geographic range of operations, complexity of required services, technological capability and marketing sophistication. The Financial Institution division typically contracts with financial institutions to exclusively promote the sale of Clarke American’s check and check-related products to their customers, with contract terms generally ranging from three to five years.

	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Combined	Predecessor (Novar)
$ in millions	Period from December 15, 2005 to December 31, 2005	Period from April 1, 2005 to December 14, 2005	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Revenues	$20.3	$371.8	$129.6	$521.7	$509.8
Operating income	$0.5	$49.4	$20.7	$70.6	$95.4
% of revenues	2.5%	13.3%	16.0%	13.5%	18.7%

Revenues

The 2.3% increase in revenues in 2005 was driven by a slight increase in unit volume and increased revenues per unit attributable to the full year impact and strong organic growth from Alcott Routon, which we acquired in March 2004. The slight increase in unit volume was largely attributable to the addition of two large financial institution clients and was partially offset by check usage decline. Revenue per unit declines attributable to competitive pricing pressures were largely offset by increased units through our preferred channels, which generally generate higher revenues per unit than orders placed through our other order channels.

Operating Income

Operating income as a percentage of revenues declined 5.2 percentage points in 2005 to 13.5%. Included in 2005 is $25.2 million of incremental cost of sales and intangible and other amortization related to the Honeywell acquisition effective April 1, 2005 and the M & F Worldwide acquisition effective December 15, 2005, which accounted for 4.9 percentage points of the decline.

    Direct to Consumer Division

The Direct to Consumer division is the third largest provider in the direct-to-consumer segment through its Checks In The Mail and B2Direct brands. In addition to checks and check-related products, we also offer check programs, customized business kits and treasury management supplies to retail corporations and direct selling organizations under our B2Direct brand.

	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Combined	Predecessor (Novar)
$ in millions	Period from December 15, 2005 to December 31, 2005	Period from April 1, 2005 to December 14, 2005	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Revenues	$3.8	$68.1	$24.8	$96.7	$97.8
Operating income	$0.2	$4.1	$3.4	$7.7	$12.4
% of revenues	5.3%	6.0%	13.7%	8.0%	12.7%

Revenues

The 1.1% decrease in revenues in 2005 was driven by declines in unit volume, partially offset by increased revenues per unit. The decrease in unit volume was largely attributable to industry check usage declines and lower customer response rates to direct mail advertisements. Revenues per unit increased largely due to improvements in upselling premium products and services.

Operating Income

Operating income as a percentage of revenues declined 4.7 percentage points to 8.0%. Included in 2005 is $6.7 million of incremental intangible and other amortization related to the Honeywell acquisition effective April 1, 2005 and the M & F Worldwide acquisition effective December 15, 2005, which accounted for a 6.9 percentage point decline in operating income as a percentage of revenues. Partially offsetting this decline were cost reductions, including improvements in manufacturing technology and selective outsourcing.

Predecessor (Novar) Fiscal 2004 Compared to Predecessor (Novar) Fiscal 2003

	$ in millions
	2004	2003
Revenues
Financial Institution Division	$509.8	$478.4
Direct to Consumer Division	97.8	93.8
Total	$607.6	$572.2
Operating Income
Financial Institution Division	$95.4	$90.2
Direct to Consumer Division	12.4	11.2
Other(1)	(0.8)	(0.1)
Total	$107.0	$101.3

(1)	Other represents general and administrative expenses that were not allocated to the divisions.

    Financial Institution Division

	$ in millions
	2004	2003
Revenues	$509.8	$478.4
Operating income	$95.4	$90.2
Percent of revenues	18.7%	18.9%

    Revenues

In 2004, the 6.6% increase in revenues was driven by increased unit volume and growth attributable to the acquisition of Alcott Routon in March 2004, which contributed $8.9 million in revenues. The increase in unit volume was largely attributable to the full year impact of additional business awarded by a large financial institution client in August 2003 and organic growth among our large financial institution clients. Revenue per unit declines attributable to competitive pricing pressures were largely offset by increased units through our preferred channels, which generally generate higher revenues per unit than orders placed through other order channels.

    Operating Income

In 2004, operating income as a percentage of revenues declined 0.2 percentage points to 18.7%. The decrease in profit relative to revenues growth was largely attributable to a decline in revenues per unit and an increase in selling, general and administrative expenses largely offset by incremental cost reduction initiatives and reduced restructuring costs.

    Direct to Consumer Division

	$ in millions
	2004	2003
Revenues	$97.8	$93.8
Operating income	$12.4	$11.2
Percent of revenues	12.7%	12.0%

    Revenues

In 2004, the 4.3% increase in revenues was driven by increased revenues per unit partially offset by a decline in unit volume. Revenue per unit increased primarily due to improved sales of premium priced products and accessories. We believe the decrease in unit volume was largely attributable to industry check usage declines and lower customer response rates to direct mail advertisements.

    Operating Income

In 2004, operating income as a percentage of revenues improved 0.7 percentage points to 12.7%. The improvement in operating income relative to revenue was largely attributable to an increase in revenues per unit and cost reduction initiatives including improvements in manufacturing technology and selective outsourcing.

Liquidity and Capital Resources

The funding of the Acquisition required a significant amount of liquidity. Approximately $820.0 million of cash was required to acquire Novar USA’s capital stock and pay fees and expenses associated with the Transactions. The following arrangements provided the necessary funding for the Acquisition:

•	Equity Contribution—M & F Worldwide contributed $202.5 million in cash to us through CA Acquisition Holdings, Inc.

•	Revolving Credit Facility—We entered into a $40.0 million revolving credit facility, under which we borrowed $4.2 million in connection with the Acquisition, the terms of which are described below.

•	Term Loan Facility—We entered into a term loan facility with an aggregate principal amount at maturity of $440.0 million, the terms of which are described below.

•	Senior Notes—We issued $175.0 million of 11.75% Senior Notes due 2013.

See ‘‘Risk Factors—Risks Related to our Substantial Indebtedness—We have substantial indebtedness, which may adversely affect our ability to operate our business and prevent us from fulfilling our obligations under our debt agreements.

Long-Term Debt

Senior Secured Credit Facilities. Concurrent with the completion of the Acquisition, we, as borrower, entered into senior secured credit facilities which provided for a revolving credit facility in an amount of $40.0 million maturing on December 15, 2010 and a $440.0 million term loan maturing on December 15, 2011. Portions of our revolving credit facility are available for the issuance of letters of credit and swing line loans.

All obligations under our credit facilities are guaranteed by our direct parent and by each of our direct and indirect present domestic subsidiaries and future wholly-owned domestic subsidiaries. Our credit facilities are secured by a perfected first priority security interest in substantially all of our and the guarantors’ assets, other than voting stock in excess of 65.0% of the outstanding voting stock of each direct foreign subsidiary and certain other excluded property.

Our term loan facility has an aggregate principal amount at maturity of $440.0 million. We received $437.8 million of proceeds from its issuance, net of original discount of 0.5%. The original discount will be amortized as non-cash interest expense over the term of the term loan indebtedness. Our term loan facility is required to be repaid in quarterly installments commencing on March 31, 2006 in annual amounts of: $15 million in 2006, $20 million in 2007, $30 million in 2008, $35 million in 2009 and $40 million in 2010. Our term loan facility requires that a portion of our excess cash flow be applied to prepay amounts borrowed thereunder. The balance of the term loan facility will be repaid in full in 2011.

Loans under our credit facilities bear, at our option, interest at:

•	a rate per annum equal to the higher of (a) the prime rate announced from time to time by The Bank of New York and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin of 2.00% per annum for revolving loans, or 2.25% per annum for term loans; or

•	a rate per annum equal to a reserve-adjusted eurodollar rate, plus an applicable margin of 3.00% per annum for revolving loans, or 3.25% per annum for term loans.

The revolving credit facility has a commitment fee for the undrawn portion of the availability of 0.5% per annum and a commitment fee for letters of credit of 3.0% per annum.

Our credit facilities contain representations and warranties customary for a senior secured credit facility. They also contain affirmative and negative covenants customary for a senior secured credit facility, including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and sale leaseback transactions. Our credit facilities also require us to maintain certain financial covenants, including maximum consolidated secured leverage, maximum total consolidated leverage and minimum consolidated fixed charge coverage ratios. As of December 31, 2005, we were in compliance with all of these covenants.

As of December 31, 2005, $440.0 million principal amount at maturity was outstanding under our term loan facility. As of December 31, 2005, $7.2 million was drawn under our $40.0 million revolving credit facility, and we had $27.0 million available for borrowing (giving effect to the issuance of $5.8 million of letters of credit).

Senior Notes. The senior notes will mature on December 15, 2013 and bear interest at a rate per annum of 11.75%, payable on June 15 and December 15 of each year, commencing June 15, 2006. The senior notes are unsecured and are therefore effectively subordinated to all of our senior secured indebtedness, including that outstanding under our credit facilities. The indenture governing the senior notes contains customary restrictive covenants, including, among other things, restrictions on our ability to incur additional debt, pay dividends and make distributions, make certain investments, repurchase stock, incur liens, enter into transactions with affiliates, enter into sale and lease back transactions, merge or consolidate and transfer or sell assets. We will be required to offer to repurchase all of the senior notes upon the occurrence of a ‘‘change of control,’’ as defined in the indenture, at a purchase price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest. We will also be required to offer to repurchase the senior notes with the proceeds from certain sales of assets, if we do not apply those proceeds within a specified time period after the sale, at a purchase price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest.

The registration rights agreement relating to the senior notes requires us to file a registration statement for an exchange offer within 150 days after December 15, 2005, the issuance date of the senior notes, and to use all commercially reasonable efforts to have the registration statement declared effective within 240 days after December 15, 2005. We are also required to use all commercially reasonable efforts to complete the exchange offer within 45 business days (or longer if required by the federal securities laws) after the effective date of the registration statement. Failure to comply with the terms of the registration rights agreement could result in our paying liquidated damages to holders of the senior notes.

Liquidity Assessment

In addition to our normal operating cash and working capital requirements and service of our indebtedness, we also require cash to fund capital expenditures, enable cost reductions through restructuring projects and make contract acquisition payments to financial institution clients as follows:

•	Capital Expenditures. Our total capital expenditures (including a capitalized lease of $6.9 million) in 2005 were $25.2 million. These expenditures primarily related to maintenance of existing assets, cost reduction initiatives and other projects which support future revenue growth. We have budgeted approximately $27 million of capital expenditures for 2006. The growth in planned capital expenditures is primarily attributable to identified projects designed to drive further cost reductions and/or enable future revenue streams. Nevertheless, we continually evaluate the merits of planned projects.

•	Prepaid Rebates. During 2005, we made approximately $24.6 million of contract acquisition payments to financial institution clients, and we have budgeted approximately $28 million of such payments for 2006.

•	Restructuring/Cost Reductions. We anticipate that we will restructure or consolidate some of our operations, which require us to make severance payments and pay other restructuring expenses. We estimate we will make approximately $2 million to $4 million of such payments during 2006.

We believe that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including borrowings under our revolving credit facility, will be adequate to make required payments on our indebtedness, to fund anticipated capital expenditures and to satisfy our working capital requirements for at least the next 12 months.

Our ability to meet our debt service obligations and reduce our total debt will depend upon our ability to generate cash in the future which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. We may not be able to generate sufficient cash flow from operations and future borrowings may not be available to us under our credit facilities in an amount sufficient to enable us to repay our debt, including the senior notes, or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the senior notes, on or before maturity. We may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the senior notes and our credit facilities, may limit our ability to pursue any of these alternatives. Some risks that could adversely affect our ability to meet our debt service obligations include, but are not limited to, decreases in check usage, increases in competitive activity and pricing pressures, adverse changes among our highly-concentrated financial institution clients or additional adverse legislative changes. See ‘‘Risk Factors—Risks Related to our Substantial Indebtedness—Our ability to make payments on our indebtedness depends on our ability to generate sufficient cash in the future.’’

Cash Flow Summary

    Combined Fiscal Year 2005 Compared to Predecessor (Novar) Fiscal Year 2004

	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Combined(1)	Predecessor (Novar)
$ in millions	Period from December 15, 2005 to December 31, 2005	Period from April 1, 2005 to December 14, 2005	Three Months Ended March 31, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Cash provided by (used in):
Operating activities	$4.3	$99.7	$13.0	$117.0	$63.3
Investing activities	(1.1)	(14.7)	(2.6)	(18.4)	(28.0)
Financing activities	0.4	(94.1)	(5.2)	(98.9)	(35.1)
Net increase in cash and cash equivalents	$3.6	$(9.1)	$5.2	$(0.3)	$0.2

(1)	The Combined 2005 Cash Flow Summary does not reflect $617.0 million of indebtedness incurred in connection with the Acquisition in December 2005.

Cash provided by operating activities increased during 2005 by $53.7 million compared to 2004. Net income for 2005 was $23.7 million lower than in 2004 but included approximately $32.6 million of depreciation, amortization and other non-cash charges resulting from the Honeywell acquisition and M & F Worldwide Acquisition. Other incremental cash generated from operating activities included $29.4 million in tax accrual changes, $1.0 million attributable to changes in other operating assets and liabilities and approximately $14.4 million attributable to transactions with affiliates. The affiliate transactions were discontinued after the completion of the Acquisition. See ‘‘—Presentation of Financial Information—Related Party Financing Activities.’’

Cash used in investing activities decreased by $9.6 million during 2005 compared with 2004 due primarily to the acquisition of Alcott Routon Inc. in March 2004, net of cash for $11.4 million partially offset by a $1.1 million increase in capital expenditures in 2005 due to new growth initiatives.

Cash used in financing activities during 2005 increased by $63.8 million, compared to 2004. The change in cash used in financing activities was largely due to related party financing activities, which were discontinued after the Acquisition. See ‘‘—Presentation of Financial Information—Related Party Financing Activities.’’

    Predecessor (Novar) Fiscal Year 2004 Compared to Predecessor (Novar) Fiscal Year 2003

	$ in millions
	2004	2003
Cash provided by (used in):
Operating activities	$63.3	$71.5
Investing activities	(28.0)	(14.7)
Financing activities	(35.1)	(52.5)
Net increase (decrease) in cash and cash equivalents	$0.2	$4.3

Cash provided by operating activities during 2004 decreased by $8.2 million compared to 2003. Although net income during 2004 increased by $28.6 million compared to 2003, that increase in net income was offset, in large part by a reduction in income tax liabilities of $36.2 million attributable to both timing of cash tax payments and adjustments to income tax accruals.

Cash used in investing activities during 2004 increased by $13.3 million compared to 2003 due primarily to the acquisition of Alcott Routon on March 31, 2004 for the purchase price of $11.4 million, net of cash. Additional cash was used for incremental capital expenditures of $1.6 million.

Cash used in financing activities during 2004 decreased by $17.4 million, compared to 2003. The change in cash used in financing activities was largely due to related party financing activities, which were discontinued after the Acquisition. See ‘‘—Presentation of Financial Information—Related Party Financing Activities.’’

Contractual Obligations and Commitments

As of December 31, 2005, our contractual obligations were as follows:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 Years	4 to 5 Years	After 5 Years
			(in millions)
Contractual obligations
Long term debt obligations(1)	$622.2	$15.0	$50.0	$75.0	$482.2
Interest on long term debt(2)	335.0	55.5	106.4	96.6	76.5
Capital lease obligations(3)	6.9	1.9	3.2	1.8	—
Operating lease obligations(4)	50.0	8.6	15.4	13.2	12.8
Raw material purchase obligations	9.4	9.4	—	—	—
Other long-term liabilities	6.8	0.7	3.9	0.7	1.5
Insurance premiums	0.5	0.5	—	—	—
Other purchase obligations(5)	134.8	46.1	63.5	19.4	5.8
Total	$1,165.6	$137.7	$242.4	$206.7	$578.8

(1)	Long-term debt obligations include amounts outstanding under our $40.0 million revolving credit facility and our $440.0 million term loan facility described above under ‘‘—Long-Term Debt— Senior Secured Credit Facilities’’ and $175.0 million of senior notes described under ‘‘—Long-Term Debt—Senior Notes.’’

(2)	Interest on long-term debt assumes that all floating rates of interest remain the same as those in effect at December 31, 2005 and levels of borrowing under our revolving credit facility remain as they were on December 31, 2005 and all required amortization payments are made.

(3)	Capital lease obligations are further discussed in Note 14 to the accompanying financial statements.

(4)	Operating lease obligations are further discussed in Note 10 to the accompanying financial statements.

(5)	Other purchase obligations include vendor commitments for information technology services, amounts due to customers under contracts, advertising and payments due under royalty agreements. We routinely issue purchase orders to numerous vendors for the purchase of inventory and other supplies. These purchase orders are not included in the purchase obligation presented here, as our business partners typically allow us to cancel these purchase orders as necessary to accommodate business needs.

At December 31, 2005, we had a net noncurrent deferred tax liability of $238.7 million. Deferred income tax liabilities are temporary differences between tax and financial statement basis of assets and do not directly relate to income taxes to be paid in the future. Thus, these liabilities have not been included in the contractual obligations table. There are also long-term liabilities related to retirement benefits at December 31, 2005 of $1.8 million for which the timing of payment is uncertain and is not included in the contractual obligations table.

Off-Balance Sheet Arrangements

It has not been our practice to enter into off-balance sheet arrangements. In the normal course of business we periodically enter into agreements that incorporate general indemnification language. These indemnifications encompass such items as intellectual property rights, governmental regulations and/or employment-related matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. There have historically been no material losses related to such indemnifications, and we do not expect any material adverse claims in the future.

We are not engaged in any transactions, arrangements or other relationships with unconsolidated entities or other third parties that are reasonably likely to have a material effect on our consolidated results of operations, financial position or liquidity. In addition, we have not established any special purpose entities.

Environmental Matters

We do not believe that there are any significant or material environmental issues facing us with respect to facilities, equipment, and property. While we believe we are in substantial compliance with existing laws and regulations, we may incur substantial costs related to such compliance in the future.

Inflation

Highly competitive market conditions have minimized the impact of inflation on the selling prices of our products and the costs of our purchased materials. Cost increases for material and labor have generally been low, and productivity and supply chain initiatives have largely offset any impact.

Critical Accounting Policies

The preparation of our consolidated financial statements in accordance with GAAP is based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. We consider the accounting policies discussed below to be critical to the understanding of our financial statements. Actual results could differ from our estimates and assumptions, and any such differences could be material to our consolidated financial statements.

The selection, application and disclosure of these critical accounting policies are reviewed by management on an ongoing basis. There were no new accounting standards effective in 2004 or 2005 that had a material impact on our consolidated financial statements.

Prepaid Rebates. We have contracts with certain financial institution clients that require prepayment of rebates. The prepaid rebates (see Note 8 of our audited consolidated financial statements included in this annual report) are amortized on a straight-line basis over the terms of the respective contracts as a reduction of sales revenue. This accounting method conforms with the guidance provided by the Emerging Issues Task Force Item No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Product). The contracts allow us to recoup portions of these prepayments in the event that a contract is terminated early. Any amounts repaid would represent the original prepayment adjusted to consider the number of unexpired contract periods. The unamortized prepaid rebate balances are included in other assets.

Advertising. Direct-response advertising is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of inserts that include order coupons for Checks In The Mail’s products and custom advertising pieces for Clarke American. These capitalized costs are amortized up to 18 and over 30 months, respectively, following their distribution. Amortization is charged to match the advertising expense with the related revenue streams. Other advertising activities include product catalogs and price sheets, which are expensed when issued to our financial institution clients for use.

Goodwill and Intangibles. Goodwill represents the excess of cost (purchase price) over the fair value of net assets acquired. Goodwill and other intangibles determined to have an indefinite life are not amortized but are tested for impairment at least annually or when events or circumstances change. Any impairment charge resulting from this analysis is recorded as an operating expense.

The annual evaluation of goodwill impairment involves significant estimates made by management in determining the fair value of reporting units. These estimates are susceptible to change from period to period because management must make assumptions about future cash flows, profitability and terminal values and other items. It is reasonably possible that changes in estimates could have a material impact in the carrying amount of goodwill in future periods.

Definite-lived intangibles are recorded at fair value as of the date acquired and are amortized on an accelerated or straight line basis over their estimated lives. See Note 7 to our audited consolidated financial statements included in this annual report for further information.

Impairment of Long-Lived Assets and Intangible Assets. We evaluate the recoverability of property and equipment and identifiable intangibles whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. We would record an impairment loss if the undiscounted cash flow estimated to be generated by those assets were less than the carrying amount of those assets. The impairment loss would be calculated as the amount by which the carrying value of the assets exceeds the fair value of the asset.

Income Taxes. We are included in the consolidated federal income tax return of M & F Worldwide as of December 15, 2005, and the respective state corporate income tax returns of each subsidiary are filed on a separate or combined entity basis. In accordance with tax sharing agreements between M & F Worldwide and each subsidiary, current federal income taxes payable or recoverable have been provided based upon each subsidiary’s proportionate share of M & F Worldwide’s consolidated tax liability or benefit, which is generally determined as if each subsidiary were filing a separate return. Deferred income taxes are recognized for future income tax consequences attributable to differences between the tax and book bases of assets and liabilities.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The statement amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads to inventory be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently assessing the impact of SFAS No. 151 on the consolidated financial statements and do not expect that application of SFAS No. 151 will have a material effect on the financial statements.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share Based Payment. Among other items, SFAS No. 123(R) eliminates the use of APB Opinion No. 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. SFAS No. 123(R) is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. Based on current structure of compensation, SFAS No. 123(R) is not expected to have a material impact on our consolidated financial statements.

Forward-Looking Statements

This annual report for the year ended December 31, 2005, as well as certain of our other public documents and statements and oral statements, contains forward-looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions. These statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this annual report, including those regarding our strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this annual report, the words ‘‘believes,’’ ‘‘anticipates,’’ ‘‘plans,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘estimates’’ or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this annual report. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this annual report are reasonable, such plans, intentions or expectations may not be achieved. In addition, we encourage you to read the summary of our critical accounting policies under the heading ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.’’

In addition to factors described in our SEC filings and those of our parent M & F Worldwide and others, the factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this annual report include:

•	our substantial indebtedness;

•	covenant restrictions under our indebtedness that may limit our ability to operate our business and react to market changes;

•	the maturity of the principal industry in which we operate and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors;

•	consolidation among financial institutions;

•	adverse changes among the large financial institution clients on which we depend, resulting in decreased revenues;

•	intense competition in all areas of our business;

•	our costs as a stand-alone company;

•	interruptions or adverse changes in our supplier relationships;

•	increased production and delivery costs;

•	fluctuations in the costs of raw materials;

•	our ability to attract, hire and retain qualified personnel;

•	technological improvements that may reduce our competitive advantage over some of our competitors;

•	our ability to protect our customer data from account data security breaches;

•	changes in legislation relating to consumer privacy protection which could harm our business;

•	contracts with our clients relating to consumer privacy protection which could restrict our business;

•	our ability to protect our intellectual property rights;

•	our reliance on third-party providers for certain significant information technology needs;

•	software defects that could harm our business and reputation;

•	our ability to successfully manage future acquisitions;

•	sales and other taxes which could have adverse effects on our business; and

•	environmental risks.

You should read carefully the factors described in the section entitled ‘‘Risk Factors’’ of this annual report for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements. We assume no responsibility to update the forward-looking statements contained in this annual report.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risks

Clarke American is exposed to market risk from changes in interest rates, which could affect its business, results of operations and financial condition. Clarke American manages its exposure to these market risks through its regular operating and financing activities.

At December 31, 2005, Clarke American had $440.0 million of term loans outstanding under its credit agreement and $13.0 million outstanding under its revolving credit facility, including letters of credit. All of these outstanding loans are either ABR Loans or may be converted into Eurodollar Loans but in either case, bear interest at variable rates. Accordingly, Clarke American is subject to risk due to changes in interest rates. Clarke American believes that a hypothetical 10% increase or decrease in interest rates applicable to its floating rate debt outstanding as of December 31, 2005 would result in an increase or decrease in its annual interest expense of approximately $3.6 million per year.

Neither Clarke American nor its subsidiaries had any interest rate swap agreements in effect at December 31, 2005. During February 2006, Clarke American entered into an interest rate hedge transaction. Clarke American entered into a three-year interest rate swap with a notional amount of $150.0 million. The purpose of this hedge transaction is to limit Clarke American’s risk on a portion of the variable rate senior secured credit facilities.

Item 8.	Financial Statements and Supplementary Data

See the financial statements and supplementary data listed in the accompanying Index to Consolidated Financial Statements and Financial Statement Schedules on page F-1 herein. Information required by other schedules called for under Regulation S-X is either not applicable or is included in the financial statements or notes thereto.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Not applicable.

PART III

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

M & F Worldwide beneficially owns all the outstanding shares of our common stock. None of our executive officers or directors beneficially owns any of our common stock. The following table sets forth the total number of shares of M & F Worldwide’s common stock that each person known to us to be the beneficial owner of more than 5% of M & F Worldwide’s outstanding common stock beneficially owned as of March 15, 2006, and the percent of such common stock so owned. M & F Worldwide’s common stock is M & F Worldwide’s only outstanding voting stock. ‘‘Ownership’’ for this purpose is ‘‘beneficial ownership’’ as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person beneficially owns a share if the person has sole or shared voting power or investment power with respect to the share or the person has the right to acquire the share within 60 days through the exercise of any option, warrant or right, through conversion of any security or under the automatic termination of any power of attorney or revocation of trust, discretionary account or similar arrangement.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares
Mafco Consolidated Group Inc	7,248,000	(1)	38%
Dimensional Fund Advisors Inc	1,666,314	(2)	8.71%

(1)	All of such shares of common stock are beneficially owned by Ronald O. Perelman. Mafco Consolidated Group Inc. is a wholly owned subsidiary of MacAndrews & Forbes Holdings Inc., of which Mr. Perelman owns 100%. In addition, MacAndrews & Forbes Holdings Inc. may be deemed to share beneficial ownership of the 7,248,000 shares of common stock beneficially owned by Mafco Consolidated Group Inc. and the 500,000 shares of common stock deemed beneficially owned by Mr. Perelman as a result of Mr. Perelman holding an option to acquire such shares exercisable within 60 days of the date hereof (an aggregate of 7,748,000 shares of common stock, representing approximately 39.5% of the common stock outstanding or deemed outstanding under the rules of the SEC), by virtue of MacAndrews & Forbes Holdings Inc.’s ownership of 100% of the common stock of Mafco Consolidated Group Inc. and Mr. Perelman’s 100% ownership of MacAndrews & Forbes Holdings Inc.’s common stock. The shares so owned and shares of intermediate holding companies are, or may from time to time be, pledged to secure obligations of MacAndrews & Forbes Holdings Inc. or its affiliates. Beneficial ownership is based on a statement on Schedule 13D filed by M & F Worldwide on June 8, 2005.

(2)	Beneficial ownership is based on a statement on Schedule 13G/A filed by Dimensional Fund Advisors Inc. on February 6, 2006.

Item 13.	Certain Relationships and Related Transactions

Allied Security

Allied Security Holdings LLC, an affiliate of MacAndrews & Forbes Holdings Inc., provided contract security officer services to Clarke American. We made aggregate payments to Allied Security for such services of approximately $0.3 million in 2005, which we believe are competitive with industry rates for similarly situated security firms and as favorable as terms that could have been obtained from an unrelated party in an arms-length transaction.

Altair

James B. Alcott, President and Chief Executive Officer of our Alcott Routon Division, owns 20% of the outstanding shares of, and serves as a director for, Altair Data Resources LLC, a Tennessee Limited Liability Company controlled by several of our employees, including James B. Alcott. Altair provides list and data services. Alcott Routon, Inc. (which we acquired in 2004) made purchases for such services from Altair totaling $0.4 million for 2005. Altair also paid Alcott Routon, Inc. for office space and support services totaling less than $0.1 million for 2005. Alcott Routon continues to purchase list and data services from Altair but Altair no longer receives office space or support services from Alcott Routon.

Insurance

We participate in MacAndrews & Forbes Holdings Inc.’s directors’ and officers’ insurance program, which covers M & F Worldwide as well as MacAndrews & Forbes Holdings Inc. and certain of its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. We bear an appropriate allocation for premiums for such coverage, which we believe are more favorable than the premiums we could secure under stand alone coverage. We have not yet made any payments to M & F Worldwide in respect of such insurance coverage.

Tax Sharing Agreement

The Company, M & F Worldwide and another subsidiary of M & F Worldwide entered into a tax sharing agreement whereby M & F Worldwide will file, as of December 15, 2005, consolidated federal income tax returns on our and our affiliated subsidiaries’ behalf, as well as on behalf of certain other subsidiaries of M & F Worldwide. Under the tax sharing agreement, we will make periodic payments to M & F Worldwide. These payments generally are based on the applicable federal income tax liability that we and our affiliated subsidiaries would have had for each taxable period if we had not been included in the M & F Worldwide consolidated group. Similar provisions apply with respect to any foreign, state or local income or franchise tax returns filed by any M & F Worldwide consolidated, combined or unitary group for each year that we or any of our subsidiaries are included in any such group for foreign, state or local tax purposes.

Item 14.	Principal Accountant Fees and Services

The M & F Worldwide Audit Committee selected Ernst & Young LLP as the independent auditors of Clarke American for the fiscal year ended December 31, 2005.

Clarke American utilized PricewaterhouseCoopers LLP as its independent auditors for the fiscal years ended December 31, 2004 and 2003.

Audit Fees. The aggregate fees and expenses that Ernst & Young LLP and PricewaterhouseCoopers billed to Clarke American for professional services rendered for the audits of Clarke American’s 2005 and 2004 financial statements were $0.7 million and $0.4 million, respectively. Audit services include fees associated with the annual audit.

Audit-Related Fees. The aggregate fees and expenses billed to Clarke American for audit-related services rendered in 2005 and 2004 were $1.3 million and $0.1 million, respectively. Audit-related services include employee benefit plan audits.

Tax Fees. The aggregate fees and expenses for tax services rendered in 2005 and 2004 to Clarke American were less than $0.1 million and $0.7 million, respectively.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a)    (1 and 2) Financial statements and financial statement schedule.

See Index to Consolidated Financial Statements and Financial Statement Schedules, which appears on page F-1 herein. All other schedules for which provision is made in the applicable accounting regulations of the Securities & Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Item 8, Item 15 (a) (1) and (2)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

The following consolidated financial statements of Clarke American Corp. and Subsidiaries are included in Item 8:

Pages
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Auditors	F-3
Consolidated Balance Sheets – December 31, 2005 and 2004	F-4
Consolidated Statements of Operations – Periods from December 15 to 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005 and the Years Ended December 31, 2004 and 2003	F-5
Consolidated Statements of Stockholder’s Equity (Deficit) – Periods from December 15 to 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005 and the Years
Ended December 31, 2004 and 2003	F-6
Consolidated Statements of Cash Flows – Periods from December 15 to 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005 and the Years Ended December 31, 2004 and 2003	F-7
Notes to Consolidated Financial Statements	F-8
The following financial statement schedule of Clarke American Corp. and Subsidiaries is included in Item 15(a):
Schedule II – Valuation and Qualifying Accounts and Reserves	F-29

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
Clarke American Corp.

We have audited the accompanying consolidated balance sheet of Clarke American Corp. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholder’s equity (deficit), and cash flows for the periods from December 15, 2005 to December 31, 2005, from April 1, 2005 to December 14, 2005 and from January 1, 2005 to March 31, 2005. Our audit also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Clarke American Corp. and Subsidiaries’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Clarke American Corp. and Subsidiaries’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarke American Corp. and Subsidiaries at December 31, 2005 and the consolidated results of their operations and their cash flows for the periods from December 15, 2005 to December 31, 2005, from April 1, 2005 to December 14, 2005 and from January 1, 2005 to March 31, 2005 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

San Antonio, Texas
March 31, 2006

Report of Independent Auditors

To the Shareholders of Novar USA Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Novar USA Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
November 22, 2005

Clarke American Corp. and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)

The purchase method of accounting was used to record assets and liabilities assumed by the Company. Such accounting generally results in increased depreciation recorded in future periods. Accordingly, the accompanying financial statements of the Successor, Predecessor (Honeywell) and Predecessor (Novar) are not comparable in all material respects since those financial statements report financial position, results of operations and cash flows of these separate entities. See Note 1.

	December 31,
	Successor 2005	Predecessor (Novar) 2004
ASSETS
Current assets:
Cash and cash equivalents	$6.2	$6.5
Accounts receivable (net of allowances of $0.0 and $0.3)	23.2	25.9
Receivables from affiliates	—	14.6
Inventories	13.9	12.4
Prepaid expenses and other	20.8	11.7
Total current assets	64.1	71.1
Property, plant and equipment, net	103.1	90.8
Notes receivable from affiliates	—	14.3
Goodwill	349.0	286.6
Other intangible assets, net	577.3	4.6
Other assets	56.4	39.4
Total assets	$1,149.9	$506.8
LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$33.8	$33.0
Payables to affiliates	—	0.9
Accrued liabilities	41.3	78.5
Current maturities of long-term debt	16.5	—
Total current liabilities	91.6	112.4
Notes payable to affiliates	—	474.1
Long-term debt	609.7	—
Deferred tax liabilities	238.7	10.2
Other liabilities	8.7	11.4
Total liabilities	948.7	608.1
Commitments and contingencies	—	—
Stockholder’s equity (deficit):
Common stock – 200 Clarke American Corp. shares authorized; par value $0.01; 100 shares issued and outstanding at December 31, 2005	—	—
Common stock – Novar USA Inc. no par value – 1,000 shares authorized; 100 shares issued and outstanding at December 31, 2004	—	—
Additional paid-in capital (capital deficiency)	202.5	(373.1)
(Accumulated deficit) retained earnings	(1.3)	275.1
Accumulated other comprehensive loss	—	(0.3)
Unearned deferred compensation	—	(3.0)
Total stockholder’s equity (deficit)	201.2	(101.3)
Total liabilities and stockholder’s equity (deficit)	$1,149.9	$506.8

See Notes to Consolidated Financial Statements

Clarke American Corp. and Subsidiaries
Consolidated Statements of Operations
(in millions)

The purchase method of accounting was used to record assets and liabilities assumed by the Company. Such accounting generally results in increased depreciation recorded in future periods. Accordingly, the accompanying financial statements of the Successor, Predecessor (Honeywell) and Predecessor (Novar) are not comparable in all material respects since those financial statements report financial position, results of operations and cash flows of these separate entities. See Note 1.

	2005			Predecessor (Novar)
	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Year Ended December 31,
	Dec. 15 to Dec. 31	Apr. 1 to Dec. 14	Jan. 1 to Mar. 31	2004	2003
Net revenues	$24.1	$439.9	$154.4	$607.6	$572.2
Cost of revenues	17.4	285.6	91.1	353.1	340.7
Gross profit	6.7	154.3	63.3	254.5	231.5
Selling, general and administrative expenses	6.0	100.8	39.2	147.5	130.2
Operating income	0.7	53.5	24.1	107.0	101.3
Interest income	—	1.1	0.1	0.3	1.5
Interest expense	(2.8)	(3.5)	(5.7)	(19.4)	(27.2)
(Loss) income before income taxes	(2.1)	51.1	18.5	87.9	75.6
Benefit (provision) for income taxes	0.8	(20.1)	(7.5)	(23.5)	(39.7)
Net (loss) income	$(1.3)	$31.0	$11.0	$64.4	$35.9

See Notes to Consolidated Financial Statements

Clarke American Corp. and Subsidiaries
Consolidated Statements of Stockholder’s Equity (Deficit)
(in millions, except per share data)

The purchase method of accounting was used to record assets and liabilities assumed by the Company. Such accounting generally results in increased depreciation recorded in future periods. Accordingly, the accompanying financial statements of the Successor, Predecessor (Honeywell) and Predecessor (Novar) are not comparable in all material respects since those financial statements report financial position, results of operations and cash flows of these separate entities. See Note 1.

	Successor	Predecessor	Additional Paid-in Capital (Capital Deficiency)	Retained Earnings (Accumulated Deficit)	Unearned Deferred Compensation	Accumulated Other Comprehensive Income/(Loss)	Total
	Shares of Common Stock
Predecessor (Novar)
Balance, December 31, 2002	—	100	$(444.1)	$345.4	$—	$(0.1)	$(98.8)
Net income				35.9			35.9
Dividends paid				(170.6)			(170.6)
Invested capital equity			(4.4)				(4.4)
Minimum pension liability adjustment						(0.2)	(0.2)
Stock-based compensation			2.3		(1.3)		1.0
Balance, December 31, 2003	—	100	$(446.2)	$210.7	$(1.3)	$(0.3)	$(237.1)
Net income				64.4			64.4
Invested capital equity			65.5				65.5
Stock-based compensation			7.6		(1.7)		5.9
Balance, December 31, 2004	—	100	$(373.1)	$275.1	$(3.0)	$(0.3)	$(101.3)
Net income				11.0			11.0
Stock-based compensation			2.1		3.0		5.1
Balance, March 31, 2005	—	100	$(371.0)	$286.1	$—	$(0.3)	$(85.2)
Predecessor (Honeywell)
Purchase by Honewell			677.0	(286.1)		0.3	391.2
April 1, 2005	—	100	306.0	$—	$—	$—	$306.0
Deemed capital contribution			433.0				433.0
Net income				31.0			31.0
Distribution to parent			(33.6)	(31.0)			(64.6)
Other			0.4				0.4
December 14, 2005	—	100	$705.8	$—	$—	$—	$705.8
Successor
Purchase by M&F Worldwide	100	(100)	(503.3)	—	—	—	(503.3)
December 15, 2005	100	—	$202.5	$—	$—	$—	$202.5
Net loss				(1.3)			(1.3)
December 31, 2005	100	—	$202.5	$(1.3)	$—	$—	$201.2

See Notes to Consolidated Financial Statements

Clarke American Corp. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)

The purchase method of accounting was used to record assets and liabilities assumed by the Company. Such accounting generally results in increased depreciation recorded in future periods. Accordingly, the accompanying financial statements of the Successor, Predecessor (Honeywell) and Predecessor (Novar) are not comparable in all material respects since those financial statements report financial position, results of operations and cash flows of these separate entities. See Note 1.

	2005
	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Predecessor (Novar)
	Dec. 15 to Dec. 31	Apr. 1 to Dec. 14	Jan. 1 to Mar. 31	Year Ended December 31,
				2004	2003
Operating activities
Net income	$(1.3)	$31.0	$11.0	$64.4	$35.9
Adjustments to derive cash provided by operating activities:
Depreciation and amortization	2.2	42.7	5.7	23.3	23.2
Increase(decrease) in deferred income taxes	(1.5)	(14.6)	1.0	(3.8)	(2.0)
Stock based compensation	—	—	3.4	5.8	1.0
Changes in operating assets and liabilities, net of assets acquired:
Trade and affiliate receivables	1.4	7.2	8.8	(5.1)	(5.9)
Inventories	1.8	2.1	0.7	0.3	(1.0)
Prepaid expenses and other current assets	1.2	0.3	(7.3)	(7.5)	(8.8)
Trade and affiliate payables	(3.1)	2.9	2.1	1.8	(2.0)
Accrued expenses and deferred liabilities	2.8	2.6	(7.1)	4.5	8.9
Income taxes	0.7	24.7	(5.1)	(20.4)	14.0
Mark-to-market of financial instruments	—	—	—	(0.5)	7.5
Other, net	0.1	0.8	(0.2)	0.5	0.7
Net cash provided by operating activities	4.3	99.7	13.0	63.3	71.5
Investing activities
Proceeds from sale of property and equipment	—	—	—	0.7	1.0
Purchase of Alcott Routon, net of cash acquired	—	—	—	(11.4)	—
Capital expenditures	(1.1)	(14.7)	(2.6)	(17.3)	(15.7)
Net cash used in investing activities	(1.1)	(14.7)	(2.6)	(28.0)	(14.7)
Financing activities
Dividends paid	—	(64.6)	—	—	(170.6)
Capital distributions to parent and invested capital equity	—	—	1.8	65.5	(4.4)
Cash overdrafts	(3.5)	5.7	(5.6)	8.7	3.2
Payments received on notes receivable from affiliates	—	24.8	—	25.7	190.2
Amounts loaned on notes receivable from affiliates	—	—	—	(40.0)	(58.0)
Borrowing on affiliate notes	—	—	19.9	187.7	651.6
Payments on affiliate notes	—	(59.3)	(21.3)	(282.7)	(664.5)
Proceeds from long term debt and notes payable	6.4	—	—	—	—
Repayments on long term debt and notes payable	(2.5)	(0.7)	—	—	—
Net cash used in financing activities	0.4	(94.1)	(5.2)	(35.1)	(52.5)
Net (decrease) increase in cash and cash equivalents	3.6	(9.1)	5.2	0.2	4.3
Cash and cash equivalents at beginning of period	2.6	11.7	6.5	6.3	2.0
Cash and cash equivalents at end of period	$6.2	$2.6	$11.7	$6.5	$6.3
Supplemental disclosure of cash paid for:
Interest paid	$—	$25.8	$16.0	$19.9	$29.9
Taxes paid, net of refunds	$—	$10.6	$11.5	$46.9	$27.7

See Notes to Consolidated Financial Statements

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005
(in millions)

1.	Description of Business and Basis of Presentation

Clarke American Corp. (‘‘Clarke American’’) was incorporated in Delaware on October 19, 2005 and is a holding company. Clarke American conducts its operations through its indirect wholly owned subsidiaries, B2Direct, Inc. (‘‘B2D’’), Checks In The Mail, Inc. (‘‘CITM’’), and Clarke American Checks, Inc. (‘‘CACI’’). On December 15, 2005, CA Investment Corp., an indirect wholly owned subsidiary of M & F Worldwide Corp. (‘‘M & F Worldwide’’) purchased 100% of the capital stock of Novar USA, Inc. (‘‘Novar’’) and was renamed ‘‘Clarke American Corp.’’ (see Note 3). Clarke American Corp. is the successor by merger to Novar, which indirectly wholly owned the operating subsidiaries of the Clarke American business.

The consolidated financial statements include the accounts of Clarke American and its subsidiaries (collectively, the ‘‘Company’’) after elimination of all material intercompany accounts and transactions.

The Company is one of the three largest providers of checks and check-related products and services in the United States based on revenues, and it is a leading provider of direct marketing services to financial institutions. The Company serves financial institutions through the Clarke American and Alcott Routon brands (the ‘‘Financial Institution’’ segment) and consumers and businesses directly through the Checks In The Mail and B2Direct brands (the ‘‘Direct-to-Consumer’’ segment). The Financial Institution segment’s products primarily consist of checks and check-related products, such as deposit tickets, checkbook covers, and related delivery services, and it also offers specialized direct marketing services to its financial institution partners. Financial institutions recognize consumer checking accounts as one of the primary relationships with their customers, which they use to sell services such as credit cards, financing and investment services, and to improve customer retention. The Direct-to-Consumer segment’s products primarily consist of checks and check related products, customized business kits, and treasury management supplies.

Effective April 1, 2005, Honeywell Acquisitions Limited, a wholly owned subsidiary of Honeywell International Inc. (together ‘‘Honeywell’’ or ‘‘Predecessor Honeywell’’) purchased the stock of Novar plc (‘‘Predecessor Novar’’), which until then was our indirect parent. On May 4, 2005, Honeywell reorganized the Company businesses and transferred ownership of our subsidiary Novar USA Holdings, Inc. (‘‘NUHI’’) to another Honeywell entity that was not a part of the Novar legal structure. Since the reorganization is a transaction between entities under common control, the results of operations and financial position of NUHI have been eliminated from these financial statements on an as-if pooling basis.

Also, in connection with the reorganization, Honeywell issued a note receivable in the amount of $424.0 in exchange for the businesses transferred. This note receivable was then transferred back to Honeywell to satisfy certain notes payable.

Although the Company was not a separate stand-alone company from Novar plc during the fiscal years ended December 31, 2003 and 2004, the three months ended March 31, 2005 or the period from April 1, 2005 through May 3, 2005, the accompanying financial statements have been prepared as if the Company had existed as a stand-alone company for the periods presented. These financial statements include balances that were directly attributable to the Novar plc business after giving effect to the reorganization described above. Certain amounts of Novar plc’s and Honeywell’s corporate expenses including legal, accounting, infrastructure and other costs, although not directly attributable to the Company’s operations have been allocated to the Company based upon a basis that the Company considers to be a reasonable allocation of the benefits received. However, the financial information presented in these financial statements may not reflect the combined financial position, operating results and cash flows of the Company had the Company been a separate stand-alone entity during the periods presented.

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

As a result of the changes in ownership caused by the acquisition by M & F Worldwide and the acquisition by Honeywell described above, the Company is required to present separately its operating results for its two predecessors. The period during which the Company's business was owned by Honeywell (April 1, 2005 to December 14, 2005) is presented in the accompanying financial statements as "Predecessor (Honeywell)." The periods prior to the acquisition of the Company's business by Honeywell (the three months ended March 31, 2005 and the years ended December 31, 2003 and 2004) are presented in the accompanying financial statements as "Predecessor (Novar)." The period subsequent to the acquisition by M & F Worldwide is presented in the accompanying financial statements as "Succcessor." The purchase method of accounting, pursuant to Statement of Financial Accounting Standards No. 141, "Business Combinations," was used to record the assets and liabilities assumed by the Company in the acquisition by M & F Worldwide and by the Predecessor (Honeywell) in the acquisition by Honeywell. Such accounting generally results in increased depreciation and amortization recorded in future periods. Accordingly, the accompanying financial statements of the Predecessors and the Successor are not comparable in all material respects since those financial statements report financial position, results of operations and cash flows of these separate entities.

The Company has issued 11.75% Senior Notes due 2013, which are guaranteed fully and unconditionally, jointly and severally by all of the Company’s subsidiaries, all of which are 100% owned by the Company. Because the Company is a holding company, the Company has no independent assets or operations.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company records revenues as products are shipped or services are performed. Title to and risk of loss for orders shipped passes to customers upon shipment. Revenues are recorded net of any applicable discounts, rebates and allowances for sales returns. Delivery revenues are presented gross within revenues and delivery costs presented gross within cost of revenues.

The Company’s contracts with its customers generally specify that certain amounts be repaid to the Company upon early termination of the contract. When such a termination occurs, the amounts repaid are offset against any outstanding prepaid rebate balance related to the terminating customer, with any resulting excess reported as a gain in revenue. Amounts recorded were $0.1, $2.5, $0.2, $4.2, and $4.0 for the periods December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March  31, 2005, fiscal year 2004 and fiscal year 2003, respectively.

Revenues for direct response marketing services are recognized from the Company’s fixed price direct mail and marketing contracts based on the proportional performance method. Deferred revenue, representing amounts billed to the customer in excess of amounts earned, is classified as accrued expenses in the accompanying consolidated balance sheets.

Cash Equivalents

The Company considers all cash on hand, money market funds and other highly liquid investments with maturity, when purchased, of three months or less to be cash and cash equivalents.

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

Under the terms of the Company’s bank agreements, outstanding checks in excess of the cash balances in the Company’s accounts create a bank overdraft liability. As of December 31, 2005 and 2004, such overdrafts were approximately $13.2 and $16.6, respectively, and are included in accounts payable in the accompanying consolidated balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in its existing accounts receivable. The allowance is determined based on historical write-off experience and is reviewed monthly. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers. As of December 31, 2005 and 2004, the allowances for doubtful accounts were approximately $0.0 and $0.3, respectively, and are included in net accounts receivable in the accompanying consolidated balance sheets.

Inventories

The Company states inventories at the lower of cost or market value. Inventories purchased from external suppliers are stated at moving average cost, and inventories manufactured internally are stated at standard cost. Standard costs are evaluated and updated annually and approximate average costs.

Prepaid Rebates

The Company has contracts with certain customers that require prepayment of rebates. The prepaid rebates (see Note 8) are amortized on a straight-line basis over the terms of the respective contracts as a reduction of revenue. The contracts allow for the Company to recoup, at a minimum, the unamortized prepayment in the event that a contract is terminated early. The unamortized prepaid rebate balances are included in other assets in the accompanying consolidated balance sheets.

Advertising

Direct-response advertising is capitalized and amortized over its expected period of future benefits, and consists primarily of inserts that include order coupons for CITM’s products and custom advertising pieces for Clarke American. The capitalized costs for CITM are amortized up to 18 months and the capitalized costs for Clarke American are amortized over 30 months. These costs are amortized following their distribution, and are charged to match the advertising expense with the related revenue streams. Other advertising activities include product catalogs and price sheets, which are expensed when issued to the Company’s financial institution partners for use. The Company’s advertising expense was $0.5, $10.0, $4.0, $16.3, and $15.3 for the periods December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively.

Property, Plant and Equipment

The Company states property, plant and equipment at cost. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements that extend asset life are capitalized. Depreciation is provided on a straight-line basis over the estimated useful lives of such assets. The Company amortizes leasehold improvements over the shorter of the useful life of the related asset or the current lease term. Certain leases also contain tenant improvement allowances,

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

which are recorded as a leasehold improvement and deferred rent and then amortized over the lease term. The Company eliminates cost and accumulated depreciation applicable to assets retired or otherwise disposed of from the accounts and reflects any gain or loss on such disposition in operating results.

The useful lives for computing depreciation are as follows:

Buildings	20 – 40 years
Machinery and equipment	3 – 15 years
Leasehold improvements	1 – 15 years
Computer software and hardware	3 – 5 years
Furniture, fixtures and transportation equipment	3 – 10 years

Goodwill and Acquired Intangible Assets

Goodwill represents the excess of cost (purchase price) over the fair value of net assets acquired. Acquired intangibles are recorded at fair value as of the date acquired using the purchase method. Goodwill and other intangibles determined to have an indefinite life are not amortized, but are tested for impairment at least annually or when events or changes in circumstances indicate that the assets might be impaired.

The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of the Company’s reporting units based on discounted cash flow models using revenue and profit forecasts and comparing the estimated fair values with the carrying values of the Company’s reporting units, which include the goodwill. If the estimated fair values are less than the carrying values, a second step is performed to compute the amount of the impairment by determining an ‘‘implied fair value’’ of goodwill. The determination of the Company’s ‘‘implied fair value’’ requires the Company to allocate the estimated fair value to the assets and liabilities of the reporting unit. Any unallocated fair value represents the ‘‘implied fair value’’ of goodwill, which is compared to the corresponding carrying value. The Company conducted its annual goodwill impairment test in the fourth quarter. There were no indicators of impairment at December 31, 2005.

The Company measures impairment of its indefinite lived intangible assets, which consist of certain tradenames and trademarks, based on projected discounted cash flows. The Company also reevaluates the useful life of these assets annually to determine whether events and circumstances continue to support an indefinite useful life. The Company's indefinite lived intangible asset impairment test is completed annually in the fourth quarter. As of December 31, 2005, there was no indication of impairment.

Accounting for Long-Lived Assets

The Company assesses on an ongoing basis the recoverability of long-lived assets other than goodwill and indefinite lived intangible assets based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flow estimates were less than net book value, net book value would then be reduced to estimated fair value, which generally approximates discounted cash flows. The Company also evaluates the amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives.

Income Taxes

The Company computes income taxes under the liability method. Under the liability method, the Company generally determines deferred income taxes based on the differences between the financial

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company records net deferred tax assets when it is more likely than not that it will realize the tax benefits.

Stock-Based Compensation

Certain employees of the Company previously participated in stock plans established by Novar plc, as described more fully in Note 12. The Company accounts for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board (‘‘APB’’) Opinion No. 25, ‘‘Accounting for Stock Issued to Employees,’’ and related interpretations. Accordingly, the Company measures compensation cost for stock options as the excess, if any, of the fair value of the relevant stock at the date of the grant over the amount an employee must pay to acquire the stock.

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (‘‘SFAS’’) Statement No. 123, ‘‘Accounting for Stock-Based Compensation,’’ as amended, to stock-based employee compensation. All outstanding stock options were fully vested as of April 1, 2005, as a result of the Honeywell acquisition. Following the Honeywell acquisition, all plans were discontinued and closed to further vesting, resulting in a release of $3.0 in unearned deferred compensation.

	Year ended December 31,
	2004	2003
Net income as reported	$64.4	$35.9
Add stock-based employee compensation expense included in reported net income, net of taxes	3.5	0.6
Deduct: total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(0.6)	(0.7)
Pro forma net income	$67.3	$35.8

The estimated fair value of stock-based compensation for the granted options was amortized to expense primarily over the vesting period for purposes of the pro forma disclosures above. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility of 36.3% and 36.8%; risk free interest rates of 3.9% and 3.6%; expected lives of ten years; and dividend yields of 4.8% and 5.4% for 2004 and 2003, respectively. The estimated average fair value per share of options granted during 2004 and 2003 were $0.64 and $0.41, respectively.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (‘‘FASB’’) issued SFAS No. 151, ‘‘Inventory Costs, an amendment of ARB No. 43, Chapter 4.’’ Among other things, SFAS No. 151 clarifies that certain operating costs should be recognized as current period charges and requires the allocation of fixed production overheads to inventory. The Company is required to adopt the provisions of SFAS No. 151 during the first fiscal year beginning after June 15, 2005. Adoption of SFAS No. 151 is not expected to have a material impact on the Company’s financial statements.

In December 2004, FASB issued SFAS No. 123 (revised 2004), ‘‘Share-Based Payment,’’ (‘‘SFAS No. 123(R)’’), which replaces SFAS No. 123, and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. In April 2005, the U.S. Securities and Exchange Commission adopted a rule allowing companies to implement SFAS No. 123(R) at the

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

beginning of their next fiscal year that begins after June 15, 2005, which for the Company will be the fiscal year beginning January 1, 2006. The Company adopted SFAS No. 123(R) effective January 1, 2006. Adoption of SFAS No. 123(R) does not impact the Company since it currently does not participate in any share-based payment programs. The Company will incur incremental expenses in the future if share-based payments under M & F Worldwide’s stock plans (see Note 12) are granted to the Company’s employees and such expense may not be similar to the amounts in the Company’s current pro forma disclosures under SFAS No. 123 and could be material to the Company’s financial statements.

Reclassifications

Certain balances in prior years have been reclassified to conform to the current year presentation.

3.	Acquisitions

Acquisition of Alcott Routon

In March 2004, the Company acquired 100% of the stock of Alcott Routon, Inc. (‘‘ARI’’) for a purchase price of $12.0 to enhance the direct marketing capabilities of the Company. Acquisition costs of $0.2 were also incurred. The results of ARI’s operations have been included in the consolidated financial statements since the acquisition date. ARI develops, sells and implements direct-response marketing services, primarily to financial institutions. The purchase agreement contains contingent payout provisions to the prior ARI shareholders and employees, who are now employees of the Company, that are due three years from the closing should certain financial performance criteria be met. The maximum contingent payout is $3.0, and is treated for accounting purposes as compensation expense when earned. The Company has accrued $1.9 and $0.0 as of December 31, 2005 and 2004, respectively, which is included in other liabilities in the consolidated balance sheet.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Current assets	$2.8
Property, plant and equipment	0.3
Goodwill	6.7
Intangible assets	5.2
Total assets acquired	15.0
Current liabilities	(2.8)
Net assets acquired	$12.2

The primary items that generated goodwill are the value of the synergies between ARI and the Company and the acquired assembled workforce, neither of which qualifies as an amortizable intangible asset. The intangible assets acquired include a trade name of $1.0 (ten-year life), customer relationships of $2.3 (ten-year life), a favorable contract of $0.9 (four-year life) and covenants not-to-compete of $1.0 (three-year life). The goodwill of $6.7 is deductible for tax purposes. The results of operations of ARI have been included in the Company’s operating results since the acquisition date.

Acquisition/Purchase by Honeywell

Effective April 1, 2005, Honeywell purchased the entire issued and ordinary preference share capital of Novar plc, and assumed control as of that date. The Company was until then an indirect

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

wholly owned subsidiary of Novar plc. At the time of the acquisition, Honeywell announced its intention to divest the Company. A portion of the purchase price for Novar plc was allocated to the Company based on the estimated selling price for the Company. The following table summarizes the estimated fair values of the assets and liabilities of the Company as of April 1, 2005:

Receivables	$56.6
Property, plant and equipment	93.0
Other assets	87.5
Goodwill	336.4
Intangible assets	552.0
Total assets acquired	1,125.5
Deferred tax liabilities	225.4
Notes payable	483.2
Other liabilities	110.9
Net assets acquired	$306.0

These intangible assets were amortized over their useful lives for the period April 1 to December 14, 2005, of which the weighted average was 22.7 years. As part of the application of purchase accounting, inventory was increased by $3.1 due to a fair value adjustment. The amount of the inventory fair value adjustment was then expensed as additional non-cash cost of revenues as the fair-valued inventory was sold. The related goodwill is not deductible for tax purposes except for the goodwill from the ARI acquisition as described above.

Acquisition/Purchase by M & F Worldwide

On December 15, 2005, CA Investment Corp., an indirect wholly owned subsidiary of M & F Worldwide purchased 100% of the outstanding shares of Novar from Honeywell for $800.0 in cash (the ‘‘Acquisition’’), subject to a post-closing working capital adjustment. Clarke American is the successor by merger to Novar. Fees and expenses related to the Acquisition that have been capitalized in the purchase price are $3.5. The Acquisition was financed with the Company’s $480.0 Senior Secured Credit Facility, the Company’s 11.75% Senior Notes, and a contribution from M & F Worldwide to the Company of $202.5.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the Acquisition date:

Accounts receivable	$24.6
Property, plant and equipment	103.1
Other assets	79.9
Goodwill	349.0
Intangible assets (Note 7)	578.6
Total assets acquired	1,135.2
Deferred tax liabilities	239.3
Other liabilities	92.4
Net assets acquired	$803.5

The above purchase price allocation is preliminary and the amount allocated to goodwill is subject to change, as a result of the working capital adjustment (if any) pursuant to the terms of the Acquisition agreement and pending issuance of final valuation report. As part of the application of

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

purchase accounting, inventory was increased by $3.1 due to a fair value adjustment. The amount of the inventory fair value adjustment was then expensed as additional non-cash cost of revenues as the fair-valued inventory was sold. The related goodwill is not deductible for tax purposes, except for the goodwill from the ARI acquisition as described above. In connection with the Acquisition, the Company incurred $16.4 of fees related to the financing that will be amortized as non-cash interest expense over the life of the debt.

The unaudited financial information in the table below summarizes the results of operations of the Company, on a pro forma basis, as though the Acquisition had occurred as of the beginning of each of the periods presented. The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Acquisition and related financings had taken place at the beginning of each of the periods presented.

	Year Ended December 31,
	2005	2004
	(unaudited)
Revenues	$618.4	$607.6
Operating income	78.0	74.3
Income before income taxes	20.2	16.5
Net income	11.8	20.9

The income taxes benefit in 2004 differs from the statutory tax rate primarily due to changes in reserves related to uncertain tax positions and the resolution of certain tax audits.

4.	Inventories

Inventories consisted of the following:

	December 31,
	Successor 2005	Predecessor (Novar) 2004
Finished goods	$4.8	$4.2
Work-in-progress	6.7	5.4
Raw materials	2.4	2.8
	$13.9	$12.4

5.	Prepaid Expenses and Other

Prepaid expenses and other consisted of the following:

	December 31,
	Successor 2005	Predecessor (Novar) 2004
Maintenance and other prepaids	$8.6	$6.4
Deferred tax asset	5.0	1.4
Prepaid advertising	4.1	3.4
Other current assets	3.1	0.5
	$20.8	$11.7

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

6.	Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	December 31,
	Successor 2005	Predecessor (Novar) 2004
Machinery and equipment	$58.4	$147.8
Leasehold improvements	11.4	23.1
Computer software and hardware	10.3	41.2
Buildings	5.2	9.7
Furniture, fixtures and transportation equipment	4.5	14.0
Land	2.4	1.6
Construction-in-progress	11.8	8.7
	104.0	246.1
Accumulated depreciation	(0.9)	(155.3)
	$103.1	$90.8

As a result of M & F Worldwide’s acquisition of the Company, accumulated depreciation was reset to zero on December 15, 2005. In addition, the assets were adjusted to estimated fair value (see Note 3).

Depreciation expense was $0.9, $17.1, $5.5, $22.7 and $23.2 for the periods December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively, and includes the depreciation of our capital lease.

Construction-in-progress mainly consists of investments in the Company’s migration platform, contact center, production bindery and delivery systems.

Unamortized computer software was $6.4 and $3.5 as of December 31, 2005 and 2004, and the related depreciation expense was $0.1, $1.7, $0.6, $2.1 and $2.4 for the periods ended December 15 to December 31, 2005, April 1, to December 14, 2005 January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively.

7.	Goodwill and Other Intangible Assets

The change in carrying amount of goodwill for the year ended December 31, 2005 is as follows:

Balance as of December 31, 2004	$286.6
Acquisition by Honeywell	33.7
Acquisition by M & F Worldwide	28.7
Balance as of December 31, 2005	$349.0

The change in carrying amount of goodwill for the year ended December 31, 2004 is as follows:

Balance as of December 31, 2003	$279.9
Acquisition of Alcott Routon	6.7
Balance as of December 31, 2004	$286.6

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

Useful lives, gross carrying amounts and accumulated amortization for other intangible assets are as follows:

		Gross Carrying Amount		Accumulated Amortization
		Successor December 31, 2005	Predecessor (Novar) December 31, 2004	Successor December 31, 2005	Predecessor (Novar) December 31, 2004
	Useful Life (in years)
Amortized intangible assets:
Customer relationships	10-30	$480.6	$2.3	$1.2	$0.2
Trademarks and tradenames	15	11.5	1.0	—	0.1
Covenants not to compete	3	0.4	1.0	—	0.2
Software and other	2-3	2.0	0.9	0.1	0.1
		494.5	5.2	1.3	0.6
Indefinite lived intangible assets:
Trademarks and tradenames		84.1	—	—	—
Total other intangibles		$578.6	$5.2	$1.3	$0.6

The customer relationships and amortizable trademarks and tradenames are being amortized using an accelerated cash flow method over their estimated useful lives. All other amortized intangible assets are being amortized ratably over their estimated useful lives. The weighted average amortization period for the amortized intangible assets is 26 years as of December 31, 2005.

Amortization expense was $1.3, $25.6, $0.2, $0.6 and $0.0 for the periods December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively.

Estimated annual aggregate amortization expense for each of the next five years is as follows:

2006	$28.2
2007	30.1
2008	28.4
2009	26.5
2010	25.1

8.	Other Assets

Other assets consisted of the following:

	December 31,
	Successor 2005	Predecessor (Novar) 2004
Prepaid rebates	$37.5	$37.5
Deferred financing fees	16.3	—
Other	2.6	1.9
	$56.4	$39.4

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

Deferred financing fees are amortized using the effective interest method.

9.	Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31,
	Successor 2005	Predecessor (Novar) 2004
Payroll, bonuses and related costs	$19.2	$18.1
Rebates and royalties	7.0	8.2
Sales and other taxes	5.5	4.5
Accrued interest	2.7	—
Income taxes	0.7	40.2
Other	6.2	7.5
	$41.3	$78.5

10.	Commitments and Contingencies

The Company leases property and equipment under operating leases that expire at various dates through 2014. Certain of these leases contain renewal options for one- to five-year periods. Rental payments are typically fixed over the initial term of the lease and usually contain escalation factors for the renewal term. At December 31, 2005, future minimum lease payments under non-cancelable operating leases with terms of one year or more are as follows:

2006	$8.6
2007	7.8
2008	7.6
2009	7.2
2010	6.0
Thereafter	12.8
$50.0

Total lease expense for all operating leases (net of sublease income of $0.7 in 2003) was $0.3, $8.9, $3.7, $15.2, and $17.2 for the periods December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively.

Lease expense includes restructuring costs of $0.2 and $1.2 for the periods April 1 to December 14, 2005 and fiscal year 2003, respectively. No restructuring costs were included in lease expense for the periods December 15 to December 31, 2005, January 1 to March 31, 2005 and fiscal year 2004.

At December 31, 2005, the Company had obligations to purchase approximately $9.4 of raw materials.

Certain of the intermediate holding companies of Novar had issued guarantees on behalf of operating companies formerly owned by these intermediate holding companies, which operating companies are not part of the Clarke American business. Honeywell has undertaken to use its commercially reasonable efforts to assume, replace or terminate such guarantees and indemnify M & F Worldwide and its affiliates, including Novar and its subsidiaries, with respect to all liabilities arising

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

under such guarantees. To the extent such guarantees were not so assumed, replaced or terminated at the closing at December 15, 2005, Honeywell had posted a letter of credit for the benefit of M & F Worldwide in an amount of $60.0 expiring on December 15, 2007 to secure its indemnification obligations under the guarantees. The face amount of the letter of credit is subject to adjustments based on the agreement of the parties. (See note 11 for certain tax matters indemnified by Honeywell). Since the Company believes it is remote that it will have to pay any amounts under such guarantees it has not recorded any liability in its financial statements.

In the ordinary course of business, the Company is subject to various legal proceedings and claims. There are no pending legal proceedings that the Company anticipates will have a material effect on its financial statements.

11.	Income Taxes

Information pertaining to the Company’s (benefit) provision for income taxes is as follows:

	2005			Predecessor (Novar)
	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Year Ended December 31
	Dec. 15 to Dec. 31	Apr. 1 to Dec. 14	Jan. 1 to Mar. 31	2004	2003
Provision (benefit) for income taxes:
Current:
Federal	$0.6	$30.6	$5.7	$18.2	$36.6
State and local	0.2	4.7	0.8	9.1	5.1
	0.8	35.3	6.5	27.3	41.7
Deferred:
Federal	(1.4)	(12.8)	0.8	(3.2)	(2.1)
State and local	(0.2)	(2.4)	0.2	(0.6)	0.1
	(1.6)	(15.2)	1.0	(3.8)	(2.0)
Total (benefit) provision for income taxes	$(0.8)	$20.1	$7.5	$23.5	$39.7

The Company recorded a tax (benefit)/provision of ($0.8) (an effective tax rate of 37.2%), $20.1 (an effective tax rate of 39.2%), $7.5 (an effective rate of 40.5%), $23.5 (an effective rate of 26.7%) and $39.7 (an effective tax rate of 52.6%) for the periods December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, and for the years ended December 31, 2004 and 2003, respectively. The Company also recorded net deferred tax liabilities of $235.2 in 2005 in the purchase accounting for the Acquisition.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

	December 31,
	Successor 2005	Predecessor (Novar) 2004
Current:
Prepaid advertising	$(1.4)	$(1.4)
Accrued expenses and other liabilities	6.4	2.8
Net current deferred tax asset	5.0	1.4
Long-term:
Property, plant and equipment	(18.5)	(14.9)
Pension asset	1.1	3.8
Intangibles	(223.2)	—
Other	1.9	0.9
Net long-term deferred tax liability	(238.7)	(10.2)
Net deferred tax liabilities	$(233.7)	$(8.8)

The effective tax rate before income taxes varies from the current statutory federal income tax rate as follows:

	2005			Predecessor (Novar)
	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Year Ended December 31,
	Dec. 15 to Dec. 31	Apr. 1 to Dec. 14	Jan. 1 to Mar. 31	2004	2003
Statutory rate	35.0%	35.0%	35.0%	35.0%	35.0%
State and local taxes	2.3%	2.9%	3.2%	6.3%	4.5%
Establishment (release) of liabilities for uncertain tax positions	0.0%	1.5%	1.6%	(14.3%)	12.8%
Other	(0.1%)	(0.2%)	0.7%	(0.3%)	0.3%
	37.2%	39.2%	40.5%	26.7%	52.6%

The Company, M & F Worldwide and another subsidiary of M & F Worldwide entered into a tax sharing agreement whereby M & F Worldwide will file, as of December 15, 2005, consolidated federal income tax returns on the Company’s behalf, as well as on behalf of certain other subsidiaries of M & F Worldwide. Under the tax sharing agreement, the Company will make periodic payments to M & F Worldwide. These payments generally are based on the applicable federal income tax liability that the Company would have had for each taxable period if the Company had not been included in the M & F Worldwide consolidated group. Similar provisions apply with respect to any foreign, state or local income or franchise tax returns filed by any M & F Worldwide consolidated, combined or unitary group for each year that the Company is included in any such group for foreign, state or local tax purposes.

In connection with the Acquisition, Honeywell has agreed to indemnify M & F Worldwide for certain income tax liabilities that arose prior to the Acquisition and M & F Worldwide has agreed to contribute to the Company an amount equal to 100% of any payment received unless M & F Worldwide incurs any such liabilities directly. Therefore, no liability has been reflected on the December 31, 2005 balance sheet for any of these pre-acquisition taxes.

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

In addition, certain tax attributes or assets may exist related to the period prior to M & F Worldwide’s acquisition of the Company. Pursuant to the IRS Consolidated Return Regulations, a portion of such tax attributes may be allocated to Clarke American. Clarke American is unable to determine the amount, if any, of the tax attributes that would be available in the post-acquisition period until the appropriate Honeywell tax filings have been made. Accordingly, the Company has not recorded an asset for any of these attributes in the accompanying financial statements.

In October 2004, the American Jobs Creation Act of 2004 (the ‘‘Act’’) became effective. The Act makes changes to the income tax laws that will affect the Company in future years, the most significant of which is a new deduction relating to qualifying domestic production activities. The deduction is equal to 3% of qualifying income for 2005 and 2006, 6% in 2007 through 2009, and by 2010, 9% of such income. Due to limitations associated with claiming the benefits of this deduction, the Company did not derive significant benefits in 2005.

12.	Stock Based Compensation

Certain employees of the Company were granted options to purchase shares of Novar plc under the Novar plc Executive Share Option Scheme and the Novar plc 1996 Executive Share Option Scheme (the ‘‘Plans’’). Under the Plans, options were generally granted with exercise prices equal to the quoted market price of Novar plc’s stock on the date of the grant.

Options granted prior to 1996 were generally exercisable after three years and expired ten years from the date of the grant. However, options granted in 1996, and since, became exercisable after three years only upon attainment of certain performance goals, generally based on earnings of Novar plc and also expired ten years from the date of the grant. In the event that these performance goals were not attained in the third year, then the goals were carried forward in the following years until they were met or the grant expired. APB Opinion No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then current market values of the underlying stock. The Company recognized compensation expenses in 2004 and 2003 of $5.9 and $1.0, respectively.

A summary of stock option activity for the Plans is set forth below (shares in thousands):

	Number of Options	Weighted Average Exercise Price
Outstanding — January 1, 2003	7,196	$2.60
Granted	2,823	1.81
Exercised	(164)	1.81
Forfeited and expired	(195)	2.63
Outstanding — December 31, 2003	9,660	$2.59
Granted	1,843	2.53
Exercised	(186)	2.95
Forfeited and expired	(1,038)	2.55
Outstanding — December 31, 2004	10,279	$2.73

As a result of the acquisition by Honeywell, the Company recognized all unearned deferred stock compensation expense of $3.1 during the period January 1 to March 31, 2005. At December 31, 2004 there were 10,279 outstanding options. Upon the change of control, 8,379 of those options were exercised and all remaining options lapsed.

M & F Worldwide has stock option plans, which provide for the award of stock options for M & F Worldwide common stock. However, no employees of the Company have received grants of stock options under the stock plans of M & F Worldwide as of December 31, 2005.

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

13.	Retirement Plans

In 1999, the Company established a defined compensation arrangement which provides retirement benefits for a certain former employee, based upon the length of service and the final base compensation, partially reduced by other retirement benefits of the Company. Pension costs are calculated using the accrued benefit method of actuarial valuation with projected earnings where appropriate.

The arrangement is funded using the projected unit credit method of actuarial valuation. Funding requirements are adjusted to reflect the results of the plan actuarial valuations, which are done annually. For funding purposes, surpluses will be offset against annual contributions until exhausted, while deficits will be funded over periods prescribed by law.

The defined benefit obligation for the defined benefit pension plan was $2.2 and $1.9 at December 31, 2005 and 2004, respectively.

The Company established an account to maintain the assets that will pay for the benefits. The balance of this account was $1.7 and $1.1 as of December 31, 2005 and 2004, respectively, and the amounts are included in other assets in the accompanying consolidated balance sheets. Contributions to the plan totaled $0.0, $0.7, $0.0, $0.2 and $0.2 for the periods from December 15 to 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively.

In addition, the Company, through its subsidiaries, sponsors two tax-qualified 401(k) plans. Under the provisions of the plans, employees contributing a minimum of 2% of their annual income to the plans are awarded a 3% match on a bi-weekly basis and a 4% match for those employees contributing at least 3% of their annual income on a bi-weekly basis. Contributions to the plans totaled $1.6, $3.6, $0.2, $5.1 and $4.4 for the periods from December 15 to 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively.

14.	Long-Term Debt

	December 31,
	Successor 2005	Predecessor (Novar) 2004
$480.0 Senior Secured Credit Facilities	$445.1	$—
11.75% Senior Notes	175.0	—
Capital lease obligation	6.1	—
	626.2	—
Less: current maturities	(16.5)	—
Long-term debt, net of current maturities	$609.7	$—

Senior Secured Credit Facilities

Concurrent with the completion of the Acquisition, the Company, as borrower, entered into a senior secured credit facility which provided for a revolving credit facility in an amount of $40.0 maturing on December 15, 2010 and a $440.0 term loan maturing on December 15, 2011. Portions of the revolving credit facility are available for the issuance of letters of credit and swing line loans. The senior secured credit facility has a commitment fee for the unused portion of the revolving credit facility and for issued letters of credit of 0.5% and 3.0%, respectively. The interest rate on the term loan ranged from 7.75% to 7.92% at December 31, 2005. The interest rate on the revolving credit facility was 7.37% at December 31, 2005.

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

All obligations under the Company’s credit facilities are guaranteed by the Company’s direct parent and by each of the Company’s direct and indirect present domestic subsidiaries and future wholly owned domestic subsidiaries. The Company’s credit facilities are secured by a perfected first priority security interest in substantially all of the Company’s and the guarantors’ assets, other than any future voting stock in excess of 65.0% of the outstanding voting stock of each direct foreign subsidiary and certain other excluded property. The Company currently does not have any foreign subsidiaries.

The Company’s term loan facility has an aggregate principal amount at maturity of $440.0. The Company received $437.8 of proceeds from its issuance, net of original discount of 0.5%. The original discount will be amortized as non-cash interest expense over the term of the term loan indebtedness. The Company’s term loan facility is required to be repaid in quarterly installments commencing on March 31, 2006 in annual amounts of: $15.0 in 2006, $20.0 in 2007, $30.0 in 2008, $35.0 in 2009, $40.0 in 2010 and $300.0 in 2011. The Company’s term loan facility requires that a portion of the Company’s excess cash flow be applied to prepay amounts borrowed thereunder. The balance of the term loan facility will be repaid in full in 2011.

Loans under the Company’s credit facilities bear, at the Company’s option, interest at:

•	a rate per annum equal to the higher of (a) the prime rate announced from time to time by The Bank of New York and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin of 2.00% per annum for revolving loans, or 2.25% per annum for term loans; or

•	a rate per annum equal to a reserve-adjusted eurodollar rate, plus an applicable margin of 3.00% per annum for revolving loans, or 3.25% per annum for term loans.

The Company’s credit facilities contain representations and warranties customary for senior secured credit facilities. They also contain affirmative and negative covenants customary for senior secured credit facilities, including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and sale leaseback transactions. The Company’s credit facilities also require the Company to maintain certain financial covenants, including maximum consolidated secured leverage, maximum total consolidated leverage and minimum consolidated fixed charge coverage ratios. As of December 31, 2005, the Company was in compliance with all of these covenants.

As of December 31, 2005, $440.0 principal amount at maturity was outstanding under the Company’s term loan facility and $2.2 of the original discount remained unamortized. As of December 31, 2005, $7.2 was drawn under the Company’s $40.0 revolving credit facility, and the Company had $27.0 available for borrowing (giving effect to the issuance of $5.8 of letters of credit).

Senior Notes

The senior notes will mature on December 15, 2013 and bear interest at a rate per annum of 11.75%, payable on June 15 and December 15 of each year commencing June 15, 2006. The indenture governing the senior notes contains customary restrictive covenants, including, among other things, restrictions on the Company’s ability to incur additional debt, pay dividends and make distributions, make certain investments, repurchase stock, incur liens, enter into transactions with affiliates, enter into sale and lease back transactions, merge or consolidate and transfer or sell assets. The senior notes are unsecured and are effectively subordinated to all of our existing and future secured indebtedness. The Company will be required to offer to repurchase all of the senior notes upon the occurrence of a ‘‘change of control,’’ as defined in the indenture, at a purchase price equal to 101% of their aggregate

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

principal amount, plus accrued and unpaid interest. The Company will also be required to offer to repurchase the senior notes with the proceeds from certain sales of assets, if the Company does not apply those proceeds within a specified time period after the sale, at a purchase price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest.

The registration rights agreement relating to the senior notes requires the Company to file a registration statement for an exchange offer within 150 days after December 15, 2005, the issuance date of the senior notes, and to use all commercially reasonable efforts to have the registration statement declared effective within 240 days after December 15, 2005. The Company is also required to use all commercially reasonable efforts to complete the exchange offer within 45 business days (or longer if required by the federal securities laws) after the effective date of the registration statement. Failure to comply with the terms of the registration rights agreement could result in the Company’s paying liquidated damages to holders of the senior notes.

Capital Lease Obligation

The Company has $6.1 outstanding under an information technology capital lease obligation at December 31, 2005. The obligation has an imputed interest rate of 6.0% and has required payments including interest of $1.9 in 2006, $1.6 in 2007, $1.6 in 2008, $1.5 in 2009 and $0.3 in 2010.

15.	Financial Instruments

Most of the Company’s customers are in the financial services industries. The Company reviews payment histories of its customers and evaluates allowances for potential credit losses. The Company does not generally require collateral. Actual losses and allowances have been within management’s expectations.

The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable, accrued liabilities and debt approximate fair value.

16.	Restructuring

The Company developed a restructuring plan to streamline and redesign the manufacturing plant network to take advantage of high-capacity technology and economies of scale. During 2003, the Company closed four printing plants, a contact center, and reorganized our corporate processes. The restructuring charges include estimated severance benefits for 169 employees. During 2004, the Company established new reserves for the closure of an order acceptance center, the movement of certain production between facilities and other general technology changes.

In the first quarter of 2005, the Company established new reserves for the reorganization of our sales processes. This reorganization is focused on maximizing effectiveness while driving profitable growth by redefining our sales territories and consolidating sales divisions. In the second quarter 2005, it was announced that the Company would close the Seattle Check Plant, moving production to our larger regional facilities. Production was realigned to utilize technology within our plants to handle small packages.

The charges are reflected as cost of revenue and as selling, general and administrative expenses in our consolidated statements of operations. Restructuring accruals are reflected in the accrued liabilities in our consolidated balance sheets. We also incurred other costs related to the facility closures, including stock write offs, training, hiring, relocation and travel.

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

	Cost of Revenues	Selling, General and Administrative Expenses	Total
December 15 to December 31, 2005	$—	$—	$—
April 1 to December 14, 2005	1.4	0.4	1.8
January 1 to March 31, 2005	—	0.4	0.4
Year Ended December 31, 2004	0.7	—	0.7
Year Ended December 31, 2003	5.0	1.3	6.3

Successor	Balance December 14, 2005	Amounts Charged	Amounts Paid	Adjustments	Balance December 31, 2005
Lease Liability	$0.2	$—	$—	$—	$0.2
Personnel Costs	0.7	—	—	—	0.7
	$0.9	$—	$—	$—	$0.9

Predecessor (Honeywell)	Balance March 31, 2005	Amounts Charged	Amounts Paid	Adjustments	Balance December 14, 2005
Lease Liability	$—	$0.3	$(0.1)	$—	$0.2
Asset Write-off	—	0.2	(0.2)	—	—
Personnel Costs	0.9	1.2	(1.4)	—	0.7
Other	0.1	0.1	(0.2)	—	—
	$1.0	$1.8	$(1.9)	$—	$0.9

Predecessor (Novar)	Balance December 31, 2004	Amounts Charged	Amounts Paid	Adjustments	Balance March 31, 2005
Personnel Costs	$0.8	$0.3	$(0.2)	$—	$0.9
Other	—	0.1	—	—	0.1
	$0.8	$0.4	$(0.2)	$—	$1.0

	Balance January 1, 2004	Amounts Charged	Amounts Paid	Adjustments	Balance December 31, 2004
Lease Liability	$0.1	$—	$(0.1)	$—	$—
Asset Write-off	—	0.2	(0.2)	—	—
Personnel Costs	1.1	0.1	(0.7)	0.3	0.8
Other	0.1	0.1	(0.2)	—	—
	$1.3	$0.4	$(1.2)	$0.3	$0.8

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

	Balance January 1, 2003	Amounts Charged	Amounts Paid	Adjustments	Balance December 31, 2003
Lease Liability	$0.3	$1.2	$(0.7)	$(0.7)	$0.1
Asset Write-off	0.1	0.5	(0.8)	0.2	—
Personnel Costs	1.2	2.8	(4.5)	1.6	1.1
Other	—	0.6	(0.6)	0.1	0.1
	$1.6	$5.1	$(6.6)	$1.2	$1.3

The Company established new reserves under purchase accounting relating to the closure of an additional production and contact center facility, as well as changes in management resulting from the Acquisition. The following details the components of such purchase accounting restructuring:

Predecessor (Honeywell)	Balance March 31, 2005	Amounts Charged	Amounts Paid	Adjustments	Balance December 14, 2005
Lease Liability	$—	$1.4	$—	$—	$1.4
Asset Write-off	—	0.1	(0.1)	—	—
Personnel Costs	—	3.8	(2.5)	—	1.3
Other	—	0.2	(0.2)	—	—
	$—	$5.5	$(2.8)	$—	$2.7

Successor	Balance Dec. 14, 2005	Amounts Charged	Amounts Paid	Adjustments	Balance December 31, 2005
Lease Liability	$1.4	$—	$—	$—	$1.4
Asset Write-off	—	—	—	—	—
Personnel Costs	1.3	—	(0.2)	—	1.1
Other	—	—	—	—	—
	$2.7	$—	$(0.2)	$—	$2.5

17.	Transactions with Affiliates

Since December 15, 2005, the Company participates in the directors and officer’s insurance program of MacAndrews & Forbes Holdings Inc. (‘‘Holdings’’), which covers the Company as well as Holdings and Holdings’ other affiliates. Holdings directly and indirectly beneficially owned, as of December 31, 2005, approximately 38% of the outstanding common stock of M & F Worldwide. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company will reimburse Holdings for its allocable portion of the premiums for such coverage. The Company did not make any payments to Holdings in 2005 for this program.

Allied Security Holdings LLC ("Allied Security"), an affiliate of Holdings, has provided contract security officer services to the Company. The Company made aggregate payments to Allied Security for such services of approximately $0.0, $0.2, $0.1, $0.3 and $0.2 for the periods from December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively.

On September 7, 1999, Novar, the Company’s predecessor by merger, through its former subsidiary Novar Investments (USA) Inc. (‘‘NII’’), entered into agreements with Novar plc (through its subsidiaries) in which the stated purpose was to provide debt financing and refinancing to NII in

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

the amount of $382.0. At each of the closing dates of these agreements, the following three principal agreements (the ‘‘First Agreements’’) were simultaneously executed to provide the intended debt financing to NII: (1) Preferred Stock Subscription Agreement – Novar Finance Inc. (‘‘NFI’’), a former subsidiary of NII, received the cash infusion in return for issuing a new class of preferred shares of NFI to the holder of the Subscription Agreement. (2) Guarantee Agreement – NII committed to Novar plc the timely payment of any and all amounts payable in respect of the preferred shares, including any ‘‘dividends’’ on such shares which were calculated by reference to the redemption value of the preferred stock multiplied by a dividend factor (LIBOR plus 200 basis points) and divided by four. (3) Forward Transfer Agreement – In which the preferred shares issued as part of the Preferred Stock Subscription Agreement were required to be returned to NII in exchange for the Sterling equivalent of the original preferred stock value and any unpaid ‘‘dividends’’. This required return occurred on June 30, 2003 and was accomplished by way of a refinancing with Novar plc.

On December 19, 2000, Novar through NII entered into another round of agreements (the ‘‘Second Agreements’’) with Novar plc (through its subsidiaries) in which the stated purpose was to provide additional debt financing to NII in the amount of $200.0. The Second Agreements had the same significant terms as the First Agreements except that the second return occurred on March 31, 2004 and was accomplished by way of a refinancing with Novar plc.

The structure of these agreements was that of a secured borrowing which required the Company to classify the First Agreements and the Second Agreements as debt due to the requirement to return the shares and their related debt features, including payment based upon interest covenants, warranties and representations.

On September 7, 1999, NII entered into a currency swap with Novar plc to limit the exposure on the payments necessary to service the $382.0 of debt associated with the First Agreements. On December 19, 2000 NII entered into a second currency swap agreement to limit the exposure on the payments of the $200.0 of debt associated with the Second Agreements. The two swap agreements were marked to market in each of the periods presented, the change being recorded in interest expense in the statements of operations.

The Company had notes receivable of $124.3 at December 29, 2002 from Novar plc, which was repaid in 2003. Interest was payable quarterly based on the three month U.S. dollar LIBOR rate at the beginning of the calendar quarter, plus 0.5%. Interest income recognized on these notes totaled $1.2 for 2003.

At December 31, 2004 the Company had long-term notes payable to affiliates totaling $474.0. Funds were borrowed under the facility letters for acquisitions, investments and continuing operations. Interest was payable quarterly based on three-month U.S. dollar LIBOR rate at the beginning of the quarter plus 2%. At December 31, 2005 these loans had been fully repaid and the facility letters terminated.

The Company incurred management fees to an affiliate of $0.0, $0.7, $0.0, $1.7 and $2.2, during the periods December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively. These fees are allocations of shared service costs from the Company’s former parent and affiliated companies. They are included in selling, general and administrative expenses in the consolidated statements of operations.

James B. Alcott, President and Chief Executive Officer of the Company's Alcott Routon Division, owns 20% of the outstanding shares of, and serves as a director for, Altair Data Resources LLC, a Tennessee Limited Liability Company controlled by several of the Company's employees, including James B. Alcott. Altair provides list and data services. Alcott Routon, Inc. (which the Company acquired in 2004) made purchases for such services from Altair totaling $0.1, $0.3, $0.0, $0.4 and $0.3

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

for the periods from December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively. Altair also paid Alcott Routon, Inc. for office space and support services totaling less than $0.1 per year for the years 2005, 2004 and 2003. Alcott Routon continues to purchase list and data services from Altair but Altair no longer receives office space or support services from Alcott Routon.

18.	Significant Customers

The Company’s top 20 financial institution clients accounted for approximately 52%, 48%, 45%, 49% and 46% of the Company’s revenues during the periods December 15 to December 31, 2005, April 1 to December 14, 2005, January 1 to March 31, 2005, fiscal year 2004 and fiscal year 2003, respectively, with sales to Bank of America representing a significant portion of such revenues.

19.	Business Segment Information

The Company has two reportable segments. Management measures and evaluates the reportable segments based on operating income. The Company has not yet completed the allocation of goodwill by segment. The segments and their principal activities consist of the following:

•	Financial Institution segment – Provides checks and check-related products and services, and direct marketing services to financial institutions and to the account holders of such financial institutions. The Company serves this segment through its Clarke American and Alcott Routon brands. This segment operates in the United States.

•	Direct-to-Consumer segment – Provides checks and check-related products and services, customized business kits, and treasury management supplies directly to consumers and businesses through its CITM and B2Direct brands. This segment operates in the United States.

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

	Financial Institution	Direct-to- Consumer	Other(1)	Total
Revenues:
December 15 to December 31, 2005	$20.3	$3.8	$—	$24.1
April 1 to December 14, 2005	371.8	68.1	—	439.9
January 1 to March 31, 2005	129.6	24.8	—	154.4
Year Ended December 31, 2004 (unaudited)	509.8	97.8	—	607.6
Year Ended December 31, 2003 (unaudited)	478.4	93.8	—	572.2
Operating income:
December 15 to December 31, 2005	$0.5	$0.2	$—	$0.7
April 1 to December 14, 2005	49.4	4.1	—	53.5
January 1 to March 31, 2005	20.7	3.4	—	24.1
Year Ended December 31, 2004 (unaudited)	95.4	12.4	(0.8)	107.0
Year Ended December 31, 2003 (unaudited)	90.2	11.2	(0.1)	101.3
Depreciation & amortization:
December 15 to December 31, 2005	$1.7	$0.5	$—	$2.2
April 1 to December 14, 2005	35.4	7.3	—	42.7
January 1 to March 31, 2005	5.3	0.4	—	5.7
Year Ended December 31, 2004 (unaudited)	21.5	1.8	—	23.3
Year Ended December 31, 2003 (unaudited)	21.3	1.9	—	23.2
Capital expenditures (excluding capital lease):
December 15 to December 31, 2005	$0.9	$0.2	$—	$1.1
April 1 to December 14, 2005	13.7	1.0	—	14.7
January 1 to March 31, 2005	2.3	0.3	—	2.6
Year Ended December 31, 2004 (unaudited)	15.6	1.7	—	17.3
Year Ended December 31, 2003 (unaudited)	14.3	1.4	—	15.7
Total assets:
December 31, 2005	$1,032.7	$117.2	$—	$1,149.9
December 31, 2004 (unaudited)	423.4	83.4	—	506.8

(1)	Other — represents general and administrative expenses that were not allocated to the segments.

20.    Other Comprehensive (Loss) Income

Components of accumulated other comprehensive (loss) income were as follows:

	2005			Predecessor (Novar)
	Successor	Predecessor (Honeywell)	Predecessor (Novar)	Year Ended December 31,
	Dec. 15 to Dec. 31	Apr. 1 to Dec. 14	Jan. 1 to Mar. 31	2004	2003
Net (loss) income	$(1.3)	$31.0	$11.0	$64.4	$35.9
Minimum pension liability adjustment	—	—	—	—	(0.2)
Total comprehensive (loss) income	$(1.3)	$31.0	$11.0	$64.4	$35.7

Clarke American Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2005
(in millions)

21.    Subsequent Event

Neither the Company nor its subsidiaries had any interest rate swap agreements in effect at December 31, 2005. During February 2006, the Company entered into an interest rate hedge transaction. The Company entered into a three-year interest rate swap with a notional amount of $150.0. The purpose of this hedge transaction is to limit the Company's risk on a portion of the variable rate senior secured credit facilities.

Schedule II – Valuation and Qualifying Accounts and Reserves
(in millions)

The following is a summary of the valuation and qualifying accounts and reserves for the period from January 2003 to December 31, 2005.

	Beginning Balance	Effect of Purchase Accounting	Amounts Reserved	Balance Written Off	Ending Balance
Allowance for Doubtful Accounts
December 15 to December 31, 2005	$0.1	$(0.1)	$—	$—	$—
April 1 to December 14, 2005	$0.3	$(0.3)	$0.1	$—	$0.1
January 1 to March 31, 2005	$0.3	$—	$—	$—	$0.3
Year Ended December 31, 2004	$0.4	$—	$—	$(0.1)	$0.3
Year Ended December 31, 2003	$0.3	$—	$0.2	$(0.1)	$0.4

As a result of the Honeywell acquisition and the M & F Worldwide acquisition of the Company, the allowance for doubtful accounts was reset to zero on April 1, 2005 and December 15, 2005, respectively.